Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among:

DOVA PHARMACEUTICALS, INC.,

SWEDISH ORPHAN BIOVITRUM AB (PUBL)

and

DRAGONFLY ACQUISITION CORP.

September 30, 2019

i

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		Page

10.11	Interpretations	74
10.12	Financing Parties	75
10.13	Company Disclosure Letter References	76

EXHIBITS

Exhibit A:	Amended and Restated Certificate of Incorporation
Exhibit B:	Amended and Restated Bylaws

ANNEXES

Annex I:	Offer Conditions
Annex II:	Form of Contingent Value Rights Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of September 30, 2019 (the “Agreement Date”), by and among: Swedish Orphan Biovitrum AB (publ), a Swedish public limited liability company (“Parent”); Dragonfly Acquisition Corp., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Purchaser”); and Dova Pharmaceuticals, Inc., a Delaware corporation (the “Company”).  Certain capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Section 1.

RECITALS

A.            Parent has agreed to cause Purchaser to commence a cash tender offer (as it may be extended and amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (the “Shares”) for (i) $27.50 per share, net to the seller thereof in cash, without interest and subject to any applicable withholding Taxes (the “Cash Amount”), plus (ii) one contingent value right per share (each, a “CVR”) which shall represent the right to receive the Milestone Payment (as such term is used in the CVR Agreement) (the Cash Amount plus one CVR, collectively, or any higher amount per share paid pursuant to the Offer, being the “Offer Price”), on the terms and subject to the conditions set forth herein.

B.            Following the consummation of the Offer, Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and as an indirect wholly owned Subsidiary of Parent (the “Surviving Corporation”), in accordance with Section 251(h) of the DGCL and on the terms and subject to the conditions set forth herein, whereby, (i) each issued and outstanding Share (other than any Excluded Shares and Dissenting Shares) shall be converted into the right to receive the Offer Price, in cash, without interest and subject to any applicable withholding Taxes, and (ii) the Company shall become an indirect wholly owned Subsidiary of Parent as a result of the Merger.

C.            The board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable and fair to, and in the best interest of, the Company and its stockholders, (ii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, (iii) resolved that the Merger shall be effected under Section 251(h) of the DGCL and (iv) resolved to recommend that the stockholders of the Company tender their Shares to Purchaser pursuant to the Offer (the “Company Board Recommendation”).

D.            The board of directors of each of Parent and Purchaser have approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Offer and the Merger, and the board of directors of Purchaser has declared this Agreement advisable.

E.            Each of Parent, Purchaser and the Company hereby acknowledges and agrees that the Merger shall be effected under Section 251(h) of the DGCL and shall, subject to satisfaction of the conditions set forth in this Agreement, be consummated as soon as practicable following the Offer Acceptance Time.

F.             As a condition and inducement to the willingness of Parent and Purchaser to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain of the Company’s stockholders are entering into tender and support agreements with Parent and Purchaser (each a, “Support Agreement”) pursuant to which, among other things, such stockholders have agreed to tender Shares to Purchaser in the Offer.

NOW THEREFORE, the Parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.                         CERTAIN DEFINITIONS

For purposes of this Agreement (including this Section 1):

Acceptable Confidentiality Agreement.  “Acceptable Confidentiality Agreement” means any agreement with the Company that is either (a) in effect as of the execution and delivery of this Agreement or (b) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives) that receive information of, or with respect to, the Acquired Corporations to keep such information confidential; provided, however, that (i) the confidentiality and use provisions contained therein are no less favorable in the aggregate to the Company than the terms of the Confidentiality Agreement (it being agreed that such agreement need not contain any “standstill” or similar provisions that prohibit the making of any Acquisition Proposal) and (ii) such agreement does not contain any provision that prohibits the Company from satisfying its obligations hereunder.

Acquired Corporations.  “Acquired Corporations” mean the Company and each of its Subsidiaries, collectively.

Acquisition Proposal.  “Acquisition Proposal” means any proposal or offer from any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (a) acquisition or license of assets (including equity interests of Subsidiaries) of any of the Acquired Corporations equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (b) issuance or acquisition of 20% or more of the outstanding Company Common Stock or other voting securities representing 20% or more of the combined voting power of the Company, (c) acquisition or exclusive license of all or substantially all of the rights to the Product, (d) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Company Common Stock or other voting securities representing 20% or more of the combined voting power of the Company or (e) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Company

Common Stock or other voting securities representing 20% or more of the combined voting power of the Company, in each case other than the Transactions.

Affiliate.  “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

Agreement.  “Agreement” means this Agreement and Plan of Merger defined in the Preamble, as it may be amended from time to time.

Agreement Date.  “Agreement Date” is defined in the Preamble to this Agreement.

Anti-Corruption Laws.  “Anti-Corruption Laws” mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2012, and the Anti-Bribery Laws of the People’s Republic of China or any applicable Laws of similar effect, and the related rules and regulations and published interpretations promulgated thereunder.

Antitrust Laws.  “Antitrust Laws” mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, state antitrust laws, and all other applicable Laws (including non-U.S. Laws) issued by a Governmental Body that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

Balance Sheet.  “Balance Sheet” means the Company’s unaudited balance sheet as of the Balance Sheet Date included in the Company’s Quarterly Report on Form 10-Q for the quarter ended on the Balance Sheet Date and filed with the SEC prior to the execution of this Agreement.

Balance Sheet Date.  “Balance Sheet Date” means June 30, 2019.

Book-Entry Shares.  “Book-Entry Shares” mean non-certificated Shares represented by book-entry.

Business Day.  “Business Day” means a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by Laws to be closed.

Capitalization Date.  “Capitalization Date” is defined in Section 4.3(a) of this Agreement.

Cash Amount.  “Cash Amount” is defined in Recital A of this Agreement.

Certificates.  “Certificates” is defined in Section 3.6(b) of this Agreement.

Change in Circumstance.  “Change in Circumstance” means any material event or development or material change in circumstances with respect to the Company that (a) occurs after the Agreement Date and was neither known to the Company Board nor reasonably foreseeable as of the Agreement Date and (b) does not relate to (i) any Acquisition Proposal or (ii) any events, changes or circumstances relating to Parent, Purchaser or any of their Affiliates.

Closing.  “Closing” is defined in Section 3.3(a) of this Agreement.

Closing Date.  “Closing Date” is defined in Section 3.3(a) of this Agreement.

Code.  “Code” means the Internal Revenue Code of 1986, as amended, the rules and regulations promulgated thereunder and published interpretations thereof.

Commitment Letter.  “Commitment Letter” means the executed debt commitment letter, dated as of the Agreement Date, from the Lenders.

Company.  “Company” is defined in the Preamble to this Agreement.

Company Adverse Change Recommendation.  “Company Adverse Change Recommendation” is defined in Section 7.1(a) of this Agreement.

Company Associate.  “Company Associate” means each current or former officer or other employee, or individual who is or was an independent contractor, consultant or director, of or to any of the Acquired Corporations.

Company Board.  “Company Board” is defined in Recital C of this Agreement.

Company Board Recommendation.  “Company Board Recommendation” is defined in Recital C of this Agreement.

Company Common Stock.  “Company Common Stock” means the common stock, $0.001 par value per share, of the Company.

Company Contract.  “Company Contract” means any Contract to which an Acquired Corporation is a party or by which any Acquired Corporation or any of their assets is legally bound.

Company Disclosure Documents.  “Company Disclosure Documents” is defined in Section 4.4(i) of this Agreement.

Company Disclosure Letter.  “Company Disclosure Letter” means the disclosure letter that has been prepared by the Company in accordance with the requirements of this Agreement and that has been delivered by the Company to Parent on the Agreement Date.

Company Employee Agreement.  “Company Employee Agreement” means each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Acquired Corporations and (b) any Company Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Laws) without any obligation on the part of any Acquired Corporation to make any severance, termination, change in control or similar payment or to provide any benefit.

Company Equity Plans.  “Company Equity Plans” means the Amended and Restated 2017 Equity Incentive Plan, as amended, and the 2017 Equity Incentive Plan.

Company IP.  “Company IP” means all Intellectual Property Rights that are owned or purported to be owned by an Acquired Corporation.

Company Lease.  “Company Lease” means any Company Contract pursuant to which any Acquired Corporation leases or subleases Leased Real Property from another Person.

Company Option.  “Company Option” means any outstanding option to purchase Shares granted by the Company pursuant to the Company Equity Plans or otherwise.

Company Related Parties.  “Company Related Parties” is defined in Section 9.3(b)(iii) of this Agreement.

Company RSU.  “Company RSU” means any outstanding restricted stock unit with respect to Company Common Stock granted by the Company pursuant to the Company Equity Plans or otherwise.

Company SEC Documents.  “Company SEC Documents” is defined in Section 4.4(a) of this Agreement.

Company Stock Awards.  “Company Stock Awards” mean, collectively, the Company Options and the Company RSUs.

Confidentiality Agreement.  “Confidentiality Agreement” is defined in Section 6.1 of this Agreement.

Consent.  “Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Continuing Employee.  “Continuing Employee” is defined in Section 7.3 of this Agreement.

Contract.  “Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

CVR.  “CVR” is defined in Recital A of this Agreement.

CVR Agreement.  “CVR Agreement” means the Contingent Value Right Agreement in the form attached hereto as Annex II to be entered into between Parent and a rights agent mutually agreeable to Parent and the Company (the “Rights Agent”), with such revisions thereto requested by such rights agent that are not, individually or in the aggregate, detrimental to any CVR holder.

Depository Agent.  “Depository Agent” is defined in Section 3.6(a).

Determination Notice.  “Determination Notice” is defined in Section 7.1(b)(i) of this Agreement.

DGCL.  “DGCL” means the Delaware General Corporation Law, as amended.

Dissenting Shares.  “Dissenting Shares” is defined in Section 3.7 of this Agreement.

DOJ.  “DOJ” means the U.S. Department of Justice.

DOL.  “DOL” means the U.S. Department of Labor.

Effect.  “Effect” means any change, effect, circumstance, fact, event, development or occurrence.

Effective Time.  “Effective Time” is defined in Section 3.3(b) of this Agreement.

Employee Census.  “Employee Census” is defined in Section 4.16(d) of this Agreement.

Employee Plan.  “Employee Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and any salary, bonus, retention, employment, consulting, vacation, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, change in control, welfare, fringe benefit, death and disability benefits, hospitalization, medical, retiree health, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement and each other employee benefit plan or arrangement sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Acquired Corporations for the benefit of any Company Associate or with respect to which the Acquired Corporations have any liability, including any Company Employee Agreement.

Encumbrance.  “Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, right of first offer or first negotiation, preemptive right, community property interest or other similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

End Date.  “End Date” is defined in Section 9.1(b) of this Agreement.

Entity.  “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law.  “Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health, worker health or the environment

(including ambient air, surface water, ground water, land surface or subsurface strata), including any Law relating to emissions, discharges, Releases or threatened Releases of hazardous or toxic materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous or toxic materials.

ERISA.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act.  “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations and published interpretations promulgated thereunder.

Excluded Shares.  “Excluded Shares” means the Shares to be canceled pursuant to Sections 3.5(a)(i) and 3.5(a)(ii) of this Agreement.

Expiration Date.  “Expiration Date” is defined in Section 2.1(c) of this Agreement.

Extension Deadline.  “Extension Deadline” is defined in Section 2.1(c) of this Agreement.

FDA.  “FDA” means the United States Food and Drug Administration.

Financing.  “Financing” means the amounts set forth in the Commitment Letter (as amended, modified, supplemented, replaced, restated, substituted or waived in accordance with the provisions of Section 7.13(c)) that the Lenders have committed to fund.

Financing Agreements.  “Financing Agreements” is defined in Section 7.13(d).

Financing Sources.  “Financing Sources” means entities that have committed to provide or arrange the Financing or other financings in connection with the Transactions, including the parties to the Financing Agreements and any joinder agreements or credit agreements (including the definitive agreements executed in connection with the Financing) relating thereto, together with their respective affiliates, and the respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and other Representatives of the foregoing, and their respective successors and assigns.

Fraud.  “Fraud” means an act in the making of a representation or warranty contained in Section 4 or Section 5 of this Agreement, as applicable, committed by a Person making such representation or warranty, with intent to deceive another Person and to induce such Person to enter into this Agreement and requires: (a) a false, incomplete or inaccurate representation of fact made herein; (b) knowledge that such representation is false, incomplete or inaccurate; (c) an intention to induce the Person to whom such representation is made to act or refrain from acting in reliance upon it; (d) causing that Person, in reasonable reliance upon such false representation and without knowledge of the falsity of such representation, to take or refrain from taking action; and (e) causing such Person to suffer damage by reason of such reliance.

FTC.  “FTC” means the U.S. Federal Trade Commission.

GAAP.  “GAAP” is defined in Section 4.4(b) of this Agreement.

Governmental Authorization.  “Governmental Authorization” means any:  (a) Consent, permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, international or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court, arbitrator or other tribunal.

Hazardous Materials.  “Hazardous Materials” mean any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.

HSR Act.  “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations and published interpretations promulgated thereunder.

In-bound License.  “In-bound License” is defined in Section 4.8(e) of this Agreement.

Indebtedness.  “Indebtedness” means all liabilities or other obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of the Acquired Corporations in respect of (a) any indebtedness for borrowed money (including the issuance of any debt security) to any Person, (b) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person, (c) any obligations in respect of letters of credit and bankers’ acceptances (other than undrawn letters of credit used as security for leases), bank guarantees, surety bonds and similar instruments, including the principal, interest and fees owing thereon, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired or deferred purchase price of property or services, (e) all obligations in respect of leases required to be capitalized under GAAP, (f) any securitization transaction, (g) net obligations of any interest rate, swap, currency swap, forward currency or interest rate contracts or other interest rate, currency or commodity hedging arrangements or (h) any guaranty of any such obligations described in clauses “(a)” through “(g)” of any Person other than the Acquired Corporations (other than, in any case, (i) accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business and (ii) liabilities or obligations solely between the Company and any wholly owned Acquired Corporation or solely between any wholly owned Acquired Corporations).

Indemnified Persons.  “Indemnified Persons” is defined in Section 7.4(a) of this Agreement.

Indemnifying Parties.  “Indemnifying Parties” is defined in Section 7.4(b) of this Agreement.

Intellectual Property Rights.  “Intellectual Property Rights” means and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights; (e)  other proprietary rights in intellectual property of every kind and nature; (f) rights of privacy and publicity; and (g) all registrations, renewals, extensions, combinations, statutory invention registrations, provisionals, continuations, continuations-in-part, provisionals, divisions, or reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(f)” above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

In the Money Option.  “In the Money Option” is defined in Section 3.8(a) of this Agreement.

In the Money Option Consideration.  “In the Money Option Consideration” is defined in Section 3.8(a) of this Agreement.

IPO Date.  “IPO Date” means July 5, 2017.

IRS.  “IRS” means the Internal Revenue Service.

Knowledge.  “Knowledge” with respect to an Entity means with respect to any matter in question the actual knowledge of such Entity’s executive officers after reasonable inquiry.  With respect to matters involving Intellectual Property Rights, Knowledge does not require that any of such Entity’s executive officers conduct or have conducted or obtain or have obtained any freedom to operate opinions or similar opinions of counsel or any Registered IP clearance searches.

Law.  “Law” means any federal, state, local, municipal, foreign, international or other law (including common law), statute, constitution, principle of common law, resolution, order, ordinance, code, edict, judgment, decree, rule, regulation, ruling or requirement issued, pronounced, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Leased Real Property.  “Leased Real Property” is defined in Section 4.7(b) of this Agreement.

Legal Proceeding.  “Legal Proceeding” means any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Lenders.  “Lenders” means the financial institutions party to the Commitment Letter; provided that for purposes of this Agreement, the Lenders shall also include, after the Agreement Date, any financial institutions who become a party to the Commitment Letter in accordance with Section 7.13(c) and any alternative financing in accordance with the provisions of Section 7.13(d).

Material Adverse Effect.  “Material Adverse Effect” means any Effect which, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of the Acquired Corporations taken as a whole; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably likely to be, a Material Adverse Effect: (i) any change in the market price or trading volume of the Company’s stock or change in the Company’s credit ratings (provided that the underlying causes of any such change may be considered in determining whether a Material Adverse Effect occurred to the extent not otherwise excluded by another exception in this definition); (ii) any Effect or other matter to the extent arising out of, or resulting from, the execution and delivery of this Agreement or the announcement of the Transactions, including (A) any stockholder litigation arising from allegations of a breach of fiduciary duty or violation of securities Laws relating to this Agreement, (B) the identity of Parent or any Subsidiary of Parent and (C) the effect of the foregoing on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources or employees (in each case, other than for purposes of any representation or warranty contained in Section 4.23 but subject to disclosures in Section 4.23 of the Company Disclosure Letter); (iii) any Effect affecting the industries in which the Acquired Corporations operate or in the economy generally or other general business, financial or market conditions, except to the extent that the Acquired Corporations are adversely affected disproportionately relative to the other participants in the industries in which the Acquired Corporations operate; (iv) any Effect arising out of or otherwise relating to fluctuations in the value of any currency or tariffs, except to the extent that the Acquired Corporations are adversely affected disproportionately relative to the other participants in the industries in which the Acquired Corporations operate; (v) any Effect arising out of or otherwise relating to any act of terrorism, cyberterrorism (whether or not or sponsored by a Governmental Body), outbreak of hostilities, acts of war, trade war, national or international calamity or any other similar event, except to the extent that such event, circumstance, change or effect disproportionately affects the Acquired Corporations relative to other participants in the industries in which the Acquired Corporations operate); (vi) the failure of the Company to meet internal or analysts’ expectations or projections or the results of operations of the Company (provided that the underlying causes of any such change may be considered in determining whether a Material Adverse Effect occurred to the extent not otherwise excluded by another exception in this definition); (vii) any Effect arising out of or otherwise directly relating to any action taken by the Company at the written direction of Parent; or (viii) any Effect arising out of or otherwise relating to any change in any Law or GAAP (or authoritative interpretations of any Law or GAAP), except to the extent that the Acquired Corporations are adversely affected disproportionately relative to the other participants in the industries in which the Acquired Corporations operate.

Material Contract.  “Material Contract” is defined in Section 4.9(a) of this Agreement.

Merger.  “Merger” is defined in Recital B of this Agreement.

Merger Consideration.  “Merger Consideration” is defined in Section 3.5(a)(iii) of this Agreement.

Milestone Payment Date.  “Milestone Payment Date” means the date that Parent delivers to the Rights Agent cash in respect of the Milestone Payment.

Minimum Condition.  “Minimum Condition” is defined in Annex I to this Agreement.

Nasdaq.  “Nasdaq” means the Nasdaq Global Market.

Offer.  “Offer” is defined in Recital A of this Agreement.

Offer Acceptance Time.  “Offer Acceptance Time” is defined in Section 7.1(b) of this Agreement.

Offer Commencement Date.  “Offer Commencement Date” means the date on which Purchaser commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act.

Offer Conditions.  “Offer Conditions” is defined in Section 2.1(b) of this Agreement.

Offer Documents.  “Offer Documents” is defined in Section 2.1(e) of this Agreement.

Offer Price.  “Offer Price” is defined in Recital A of this Agreement.

Offer to Purchase.  “Offer to Purchase” is defined in Section 2.1(b) of this Agreement.

Out-bound License.  “Out-bound License” is defined in Section 4.8(e) of this Agreement.

Out of the Money Option.  “Out of the Money Option” is defined in Section 3.8(b) of this Agreement.

Out of the Money Option Consideration.  “Out of the Money Option Consideration” is defined in Section 3.8(b) of this Agreement.

Parent.  “Parent” is defined in the Preamble to this Agreement.

Parent Material Adverse Effect.  “Parent Material Adverse Effect” means any Effect that would individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the Transactions.

Parent Related Parties.  “Parent Related Parties” is defined in Section 9.3(b) of this Agreement.

Parties.  “Parties” mean Parent, Purchaser and the Company.

Paying Agent.  “Paying Agent” is defined in Section 3.6(a) of this Agreement.

Payment Fund.  “Payment Fund” is defined in Section 3.6(a) of this Agreement.

Permitted Encumbrance.  “Permitted Encumbrance” means (a) any Encumbrance that arises out of Taxes either not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in the consolidated financial statements of the Acquired Corporations, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business, (c) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract, (d) any Encumbrances to the extent appropriate reserves have been established and described specifically in reference thereof in the Balance Sheet, (e) any In-bound License and any Out-bound License and (f) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property.

Person.  “Person” means any individual, Entity or Governmental Body.

Personal Data.  “Personal Data” means any data or information of any Acquired Corporation that either alone or, in combination with any other information or data available to any Acquired Corporation, can be used to identify an individual.

Pre-Closing Period.  “Pre-Closing Period” is defined in Section 6.1 of this Agreement.

Product.  “Product” means the Company’s Doptelet® (avatrombopag) program.

Purchaser.  “Purchaser” is defined in the Preamble to this Agreement.

Registered IP.  “Registered IP” means all Intellectual Property Rights that are registered or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, registered domain names and all applications for any of the foregoing.

Release.  “Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release from any source in, into or upon the indoor or outdoor environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

Representatives.  “Representatives” means officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

Rights Agent.  “Rights Agent” is defined in the definition of CVR Agreement.

RSU Consideration.  “RSU Consideration” is defined in Section 3.8(b) of this Agreement.

Sarbanes-Oxley Act.  “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the related rules and regulations and published interpretations promulgated thereunder.

Schedule 14D-9.  “Schedule 14D-9” is defined in Section 2.2(a) of this Agreement.

Schedule TO.  “Schedule TO” is defined in Section 2.1(e) of this Agreement.

SEC.  “SEC” means the United States Securities and Exchange Commission.

Securities Act.  “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations and published interpretations promulgated thereunder.

Shares.  “Shares” is defined in Recital A of this Agreement.

Specified Agreement.  “Specified Agreement” is defined in Section 9.1(e) of this Agreement.

Specified Governmental Bodies.  “Specified Governmental Bodies” is defined in Section 4.12(a) of the Agreement.

Stockholder List Date.  “Stockholder List Date” is defined in Section 2.2(b) of this Agreement.

Subsidiary.  An Entity is deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body, or (b) greater than 50% of the outstanding equity or financial interests of such Entity.

Superior Offer.  “Superior Offer” means a bona fide written Acquisition Proposal that the Company Board determines, in good faith, after consultation with the Company’s outside legal counsel and the Company’s financial advisors, is reasonably likely to be consummated in accordance with its terms, and taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant, is more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions (after giving effect to any proposals made by Parent pursuant to Section 7.1(b)(i)); provided that for purposes of the definition of “Superior Offer”, the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

Support Agreement.  “Support Agreement” is defined in Recital F of this Agreement.

Surviving Corporation.  “Surviving Corporation” is defined in Recital B of this Agreement.

Takeover Laws.  “Takeover Laws” mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations (including Section 203 of the DGCL).

Tax.  “Tax” means any income, franchise, capital gains, gross receipts, value-added, surtax, estimated, unemployment, excise, ad valorem, transfer, stamp, sales, use, property, business, withholding or payroll tax, impost, levy, duty, fee, assessment or charge of any kind, in each case in the nature of a tax and imposed, assessed or collected by or under the authority of any Governmental Body, together with any interest, penalty or addition thereto.

Tax Return.  “Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

Termination Condition.  “Termination Condition” is defined in Annex I to this Agreement.

Termination Fee.  “Termination Fee” is defined in Section 9.3(b) of this Agreement.

Transaction Payroll Taxes. “Transaction Payroll Taxes” means the employer-side of any social security, Medicare, national insurance, apprenticeship, unemployment, or other employment or payroll Taxes, incurred or accrued with respect to any bonuses, option exercises or other compensatory payments made in connection with the Transactions.

Transactions.  “Transactions” mean (a) the execution and delivery of this Agreement and (b) all of the transactions contemplated by this Agreement, the CVR Agreement and the Support Agreements, including the Offer and the Merger.

Willful Breach.  “Willful Breach” means a deliberate act or a deliberate failure to act (including a failure to cure) by the Company, Parent or Purchaser, as the case may be, which act or failure to act constitutes in and of itself a material breach of any agreement or covenant in this Agreement, regardless of whether breaching this Agreement was the object of the act or failure to act (it being agreed by the Parties that Purchaser’s failure to purchase all Shares validly tendered (and not validly withdrawn) when required to do so in accordance with the terms of this Agreement shall be deemed to be a “Willful Breach”).

SECTION 2.                         THE OFFER

2.1                               The Offer.

(a)                                 Commencement of the Offer.  Provided that this Agreement shall not have been terminated in accordance with Section 9, as promptly as practicable after the Agreement Date (and in no event more than ten (10) Business Days after the Agreement Date, but subject to the Company having complied with its obligations in Sections 2.1(e) in all material respects), Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.

(b)                                 Terms and Conditions of the Offer.  The obligations of Purchaser to, and of Parent to cause Purchaser to, accept for payment, and pay for, any Shares validly tendered (and not validly withdrawn) pursuant to the Offer are subject to the terms and conditions of this Agreement, including the prior satisfaction of the Minimum Condition and the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the other conditions set forth in Annex I (collectively, the “Offer Conditions”).  The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement, the Minimum Condition and the other Offer Conditions.  Purchaser expressly reserves the right to (i) increase the Offer Price, (ii) waive any Offer Condition and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that unless otherwise provided by this Agreement, without the prior written consent of the Company, Purchaser shall not (A) decrease the Cash Amount, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions to the Offer in addition to the Offer Conditions, (E) amend or modify any of the Offer Conditions in a manner that adversely affects, any holder of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or the Merger, (F) amend, modify, change or waive the Minimum Condition or the Termination Condition, (G) terminate the Offer or accelerate, extend or otherwise change the Expiration Date, except in accordance with Section 2.1(c) or Section 2.1(d), (H) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act or (I) amend or modify the terms of the CVR or the CVR Agreement.

(c)                                  Expiration and Extension of the Offer.  The Offer shall initially be scheduled to expire at one (1) minute following 11:59 p.m., Eastern Time, on the date that is the 20th Business Day following the Offer Commencement Date, determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act, unless otherwise agreed to in writing by Parent and the Company (such date or such subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Subject to the Parties’ respective termination rights under Section 9: (i) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, Purchaser may, in its discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for an additional period of up to ten (10) Business Days per extension, to permit such Offer Condition to be satisfied; (ii) Purchaser shall extend the Offer (A) for the minimum period required by any Law, any interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer; and (B) on one or more occasions if, as of the scheduled Expiration Date, the Offer Condition set forth in clause (e) of Annex I is not satisfied, for an additional period of up to ten (10) Business Days per extension to permit such Offer Condition to be satisfied; and (iii) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, at the request of the Company, Purchaser shall extend the Offer on one or more occasions for an additional period specified by the Company of up to ten (10) Business Days per extension (or such other period as the Parties may agree), to permit such Offer Condition or Offer Conditions to be satisfied; provided, however that in no event shall Purchaser (1) be required to extend the Offer beyond the earliest to occur of (the “Extension Deadline”) (x) the valid termination of this Agreement in compliance with Section 9 and (y) the first Business Day immediately following the End Date, or (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company.  Purchaser agrees that it shall not, and Parent shall not permit or authorize Purchaser to, terminate or withdraw the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except in the event that this Agreement is terminated in accordance with Section 9.

(d)                                 Termination of Offer.  In the event that this Agreement is terminated pursuant to Section 9.1, Purchaser shall (and Parent shall cause Purchaser to) promptly (and, in any event, within 24 hours of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer.  If the Offer is terminated or withdrawn by Purchaser, Purchaser shall promptly return, and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable Laws, all tendered Shares to the registered holders thereof.

(e)                                  Offer Documents.  As promptly as practicable on the date of commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Purchaser shall (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the “Schedule TO”) that will contain as an exhibit or incorporate by reference the Offer to Purchase, the form of the related letter of transmittal and other customary ancillary documents in each case related to the Offer and (ii) cause the Offer to Purchase and related documents to be disseminated to the holders of Shares. Each of Parent and Purchaser agrees to cause the Schedule TO and all exhibits (including the Offer to Purchase), amendments or supplements thereto (collectively, the “Offer Documents”) filed by either Parent or Purchaser with the SEC to comply in all material respects with the Exchange Act and other applicable Laws, and to not contain any untrue statement of a material fact or omission of a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.  The Company shall promptly furnish or otherwise make available to Parent and Purchaser or Parent’s legal counsel all information concerning the Company and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 2.1(e) so as to enable each of Parent and Purchaser to comply with its obligations hereunder.  Each of Parent, Purchaser and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities Laws.  The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC.  Parent and Purchaser agree to provide the Company and its counsel with prompt notice of any comments (whether written or oral) that Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents (which notice shall include a copy of any written comments) and Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff, including a reasonable opportunity to participate in any discussions with the SEC or its staff concerning such comments.  Each of Parent, Purchaser and the Company shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer.

(f)                                   Acceptance; Payment Funds.  On the terms specified herein and subject only to the satisfaction or waiver (to the extent waivable by Parent or Purchaser) of the Offer Conditions, Purchaser shall, and Parent shall cause Purchaser to, irrevocably accept for payment at the Offer Acceptance Time and pay for, all of the Shares validly tendered (and not validly withdrawn) pursuant to the Offer as promptly as practicable after the Offer Acceptance Time.  Without limiting the generality of Section 10.10, Parent shall cause to be provided to Purchaser all of the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer, and shall cause Purchaser to perform, on a timely basis, all of Purchaser’s obligations under this Agreement.  Parent and Purchaser shall, and each of Parent and Purchaser shall ensure that all of their respective controlled Affiliates shall, tender any Shares held by them into the Offer.

(g)                                 Adjustments.  If, between the Agreement Date and the Offer Acceptance Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted; it being understood that, for the avoidance of doubt, nothing in this Section 2.1(g) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

(h)                                 CVR Agreement.  At or prior to the Offer Acceptance Time, Parent shall duly authorize, execute and deliver, and shall ensure that the Rights Agent duly authorizes, executes and delivers, the CVR Agreement.

2.2                               Company Actions.

(a)                                 Schedule 14D-9.  Subject to Parent and Purchaser having complied with their obligations in this Section 2.2(a) in all material respects, on the Offer Commencement Date, promptly following the filing of the Schedule TO, the Company shall (i) file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 7.1(a) and the last sentence of this Section 2.2(a), shall reflect the Company Board Recommendation and include the notice and other information required by Section 262(d)(2) of the DGCL and (ii) cause the Schedule 14D-9 and related documents to be disseminated to holders of Shares, including by setting the Stockholder List Date as the record date for purposes of receiving the notice required by Section 262(d)(2) of the DGCL.  The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and other applicable Laws, and to not contain any untrue statement of a material fact or omission of a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.  Parent and Purchaser shall promptly furnish or otherwise make available to the Company or its legal counsel all information concerning Parent and Purchaser and their stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 2.2(a) so as to enable the Company to comply with its obligations hereunder.  Each of Parent, Purchaser and the Company agrees to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities Laws.  Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC.  The Company agrees to provide Parent and its counsel with prompt notice of any comments (whether written or oral) that the Company or its counsel may receive from the SEC or its staff with respect to the Offer Documents (which notice shall include a copy of any written comments) and the Company shall provide Parent and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff, including the opportunity to participate in any discussions with the SEC or its staff concerning such comments.  The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.  In the event that the Company Board effects a Company Adverse Change Recommendation in accordance with the terms Section 7.1(b), the Company shall not be required to reflect the Company Board Recommendation in the Schedule 14D-9 or any related documents.

(b)                                 Stockholder Lists.  The Company shall promptly furnish Parent with, or shall cause to be promptly furnished to Parent, a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case accurate and complete as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer and the Merger (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, which date shall not be more than ten (10) Business Days prior to the date the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”).  Subject to applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other information necessary to consummate the Transactions, Parent and Purchaser and their Representatives shall hold in confidence in accordance with the Confidentiality Agreement the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall promptly deliver, and shall use their reasonable efforts to cause their agents to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control, and, if requested by the Company, promptly certify to the Company in writing that all such material has been returned or destroyed.

SECTION 3.                         MERGER TRANSACTION

3.1                               Merger of Purchaser into the Company.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Section 251(h) of the DGCL, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Purchaser shall be merged with and into the Company, the separate existence of Purchaser shall cease and the Company will continue as the Surviving Corporation.

(b)                                 The Merger shall be governed by and effected under Section 251(h) of the DGCL, without a vote of the stockholders of the Company.  Pursuant to Section 3.3, the Parties agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation (within the meaning of Section 251(h) of the DGCL)

of the Offer, without a vote of the stockholders of the Company in accordance with Section 251(h) of the DGCL.

3.2                               Effect of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL, including Section 259 thereof.

3.3                               Closing; Effective Time.

(a)                                 Unless this Agreement shall have been terminated pursuant to Section 9, and unless otherwise mutually agreed in writing between the Company, Parent and Purchaser, the consummation of the Merger (the “Closing”) shall take place at the offices of Cooley LLP, 101 California Street, 5th Floor, San Francisco, CA, at 8:00 a.m., Eastern Time, as soon as practicable following (but in any event on the same date as) the Offer Acceptance Time except if the condition set forth in Section 8.1 shall not be satisfied or waived by such date, in which case on no later than the first Business Day on which the condition set forth in Section 8.1 is satisfied or waived.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b)                                 Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Purchaser shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the applicable provisions of the DGCL, including Section 251(h) thereof.  The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger (such date and time, the “Effective Time”).

3.4                               Certificate of Incorporation and Bylaws; Directors and Officers.  At the Effective Time:

(a)                                 the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit A;

(b)                                 the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B;

(c)                                  the directors and officers of the Surviving Corporation shall be the respective individuals who served as the directors and officers of Purchaser as of immediately prior to the Effective Time, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal;

(d)                                 and each director of the Company immediately prior to the Effective Time shall execute and deliver a customary letter effectuating his or her resignation as a member of the Company Board to be effective as of the Effective Time.

3.5                               Conversion of Shares.

(a)                                 At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company or any stockholder of the Company:

(i)                                    any Shares held immediately prior to the Effective Time by any Acquired Corporation (including Shares held in the Company’s treasury) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)                                any Shares held immediately prior to the Effective Time by Parent or Purchaser or any other direct or indirect wholly owned Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)                            except for Excluded Shares and Dissenting Shares, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive the Offer Price, without interest (the “Merger Consideration”), subject to any withholding of Taxes required by applicable Laws in accordance with Section 3.6(e); and

(iv)                             each share of the common stock, $0.001 par value per share, of Purchaser outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(b)                                 If, between the Agreement Date and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted; it being understood that nothing in this Section 3.5(b) shall be construed to permit the Company to take any action that is prohibited by the term of this Agreement.

3.6                               Surrender of Certificates; Stock Transfer Books.

(a)                                 Prior to the Offer Acceptance Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Depository Agent”), for the holders of Shares to receive the aggregate amount of cash to which holders of such Shares shall become entitled pursuant to Section 2.1(b) at the Offer Acceptance Time and to act as agent (the “Paying Agent”) for the holders of Shares to receive the aggregate amount of cash to which holders of such Shares shall become entitled pursuant to Section 3.5 at the Effective Time.  The Paying Agent Agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company.  At or prior to the Offer Acceptance Time, Parent shall deposit, or shall cause to be deposited, with the Depository Agent cash sufficient to make payment of the cash consideration payable pursuant to Section 2.1(b) and with the Paying Agent cash sufficient to make payment of the cash consideration payable pursuant to Section 3.5 (such deposits, collectively, the “Payment Fund”).  For the avoidance of doubt, Parent shall not be required to deposit any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement.  The Payment Fund shall not be used for any purpose other than to pay the aggregate Offer Price in the Offer and the aggregate Merger Consideration in the Merger; provided, however, the Payment Fund may be invested by the Paying Agent as directed by the Surviving Corporation; provided, further, that such investments shall be in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard &

Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months.

(b)           Promptly after the Effective Time (but in no event later than five (5) Business Days thereafter), the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 3.5 (i) a form of letter of transmittal (which shall be in reasonable and customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof in accordance with Section 3.6(f), if applicable) to the Paying Agent), or a customary agent’s message in respect of Book-Entry Shares, and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares pursuant to such letter of transmittal.  Upon surrender to the Paying Agent of Certificates (or effective affidavits of loss in lieu thereof in accordance with Section 3.6(f), if applicable) or Book-Entry Shares, together with such letter of transmittal in the case of Certificates, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares shall then be canceled.  No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof.  If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required to be paid by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable.  Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.  Until surrendered as contemplated by this Section 3.6, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by Section 3.5.

(c)                                  At any time following six (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to the holders of Certificates or Book-Entry Shares (including, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-

Entry Shares for the Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar Laws.  Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(d)                                 At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company.  From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Laws.

(e)                                  Notwithstanding anything herein to the contrary, the Paying Agent, Rights Agent, Parent, Purchaser, the Surviving Corporation and their respective Affiliates shall be entitled to deduct and withhold from any amounts (including any CVRs in respect of Shares) payable pursuant to this Agreement or the CVR Agreement such amounts as the payor is required to deduct and withhold therefrom under applicable Tax Laws.  To the extent that such amounts are so deducted and withheld, the applicable payor shall take all action as may be necessary to ensure that any such amounts so withheld are timely and properly remitted to the appropriate Governmental Body, and such amounts so remitted shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)                                   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of the Shares formerly represented by such Certificate, or by a representative of such holder, claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against Parent, Purchaser, the Surviving Corporation or any of their respective Affiliates with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 3.6(e)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Section 3.

3.7                               Dissenters’ Rights.  Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time, and held by holders who are entitled to demand appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be automatically canceled and no longer outstanding, shall cease to exist and the holder thereof shall be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL in respect of such Shares; provided, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 3.6(e)), and such Shares shall not be deemed to be Dissenting Shares.  Within ten (10) days after the Effective Time, the Surviving Corporation shall provide each of the holders of Dissenting Shares with the second notice contemplated by Section 262(d)(2) of the DGCL.  The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL, in each case prior to the Effective Time.  Unless this Agreement is terminated pursuant to Section 9, Parent and Purchaser shall have the right to direct and participate in all negotiations and proceedings with respect to such demands, and the Company shall not, without the prior written consent of Parent and Purchaser, settle or offer to settle, or make any payment with respect to, any such demands or agree or commit to do any of the foregoing.

3.8                               Treatment of Company Options and Company RSUs.

(a)                                 Each Company Option that is outstanding as of immediately prior to the Offer Acceptance Time shall automatically accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Offer Acceptance Time.  As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, each Company Option which has a per share exercise price that is less than the Cash Amount (each, an “In the Money Option”) that is then outstanding and unexercised as of immediately prior to the Effective Time shall be cancelled and converted into the right to receive both (i) an amount in cash equal to the product of (A) the total number of Shares subject to such Company Option immediately prior to the Effective Time, multiplied by (B) the excess, if any, of (x) the Cash Amount over (y) the exercise price payable per Share under such Company Option, which amount shall be paid in accordance with Section 3.8(d), and (ii) one (1) CVR for each Share subject to such In the Money Option immediately prior to the Effective Time (collectively, the “In the Money Option Consideration”).

(b)                                 As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, each Company Option which has a per share exercise price that is equal to or more than the Cash Amount (each, an “Out of the Money Option”) that is then outstanding and unexercised as of immediately prior to the Effective Time shall be cancelled and converted into the right to receive a cash payment from Parent on the Milestone Payment Date, if any, with respect to each Share subject to such Out of the Money Option immediately prior to the Effective Time equal to the amount by which $29.00 exceeds the exercise price payable per Share under such Out of the Money Option (the “Out of the Money Option Consideration”), which amount shall be paid in accordance with Section 3.8(d).  Notwithstanding the foregoing, (i) any Company Option (including any Out of the Money Option) with an exercise price payable per Share equal to or greater than $29.00 shall be cancelled at the Effective Time without any consideration payable (whether in the form of cash or a CVR or otherwise) therefor whether before or after the Effective Time and (ii) in the event the Milestone Payment Date does not occur, no payment (whether in the form of the Out of the Money Option Consideration or otherwise) shall be made in respect of any Out of the Money Option following the Effective Time.

(c)                                  Each Company RSU that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and converted into the right to receive both (i) an amount in cash equal to the product of (A) the total number of Shares subject to such Company RSU immediately prior to the Effective Time, whether vested or unvested, multiplied by (B) the Cash Amount, which amount shall be paid in accordance with Section 3.8(d), and (ii) one (1) CVR for each Share subject to such Company RSU immediately prior to the Effective Time (collectively, the “RSU Consideration”).

(d)                                 As soon as reasonably practicable after the Effective Time (but no later than the later of ten (10) Business Days after the Effective Time or the first payroll date after the Effective Time), Parent shall, or shall cause the Surviving Corporation to, pay through the Surviving Corporation’s payroll the aggregate cash consideration payable pursuant to Section 3.8(a) and Section 3.8(c) with respect to In the Money Options and Company RSUs held by current or former employees of the Company or any other Acquired Corporation (net of any withholding Taxes required to be deducted and withheld by applicable Laws in accordance with Section 3.6(e)); provided, however, that to the extent the holder of an In the Money Option or a Company RSU did not receive such In the Money Option or Company RSU in the holder’s capacity as an employee of the Company or any other Acquired Corporation for employment tax purposes, the In the Money Option Consideration or RSU Consideration payable pursuant to Section 3.8 with respect to such In the Money Option or Company RSU (as applicable) shall be deposited in the Payment Fund and paid by the Paying Agent in the manner described in Section 3.6 (or, if the Paying Agent is unable to administer such payments, such payments will instead be paid by the Surviving Corporation).  As soon as practicable following the Milestone Payment Date, if any, but in no event later than March 15 of the calendar year following the calendar year in which the Milestone Payment Date occurs, Parent shall, or shall cause the Surviving Corporation to pay through the Surviving Corporation’s payroll the Out of the Money Option Consideration (net of any withholding Taxes required to be deducted and withheld by applicable Laws in accordance with Section 3.6(e)) payable pursuant to Section 3.8(b) with respect to such Out of the Money Option.  The terms of the CVRs to be issued to any holder of In the Money Options and Company RSUs, and the circumstances in which any payment is made in respect thereof or in respect of any Out of the Money Options, shall be governed solely by the CVR Agreement.

(e)                                  Prior to the Effective Time, the Company Board (or the Compensation Committee of the Company Board, as applicable) shall adopt such resolutions and take such other actions as may be necessary to effectuate the treatment of the Company Stock Awards pursuant to this Section 3.8.  The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent, Purchaser or the Surviving Corporation will be required to deliver Shares to any Person pursuant to or in settlement of Company Stock Awards after the Effective Time.

3.9                               Further Action.  If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

SECTION 4.                         REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Section 4, except (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case pursuant to the Exchange Act on or after January 1, 2017 and prior to the execution of this Agreement, and publicly available (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements” and any other disclosures contained or referenced therein of information, factors or risks to the extent that they are predictive, cautionary or forward-looking in nature) and (b) as set forth in the Company Disclosure Letter (but subject to Section 10.13), the Company hereby represents and warrants to Parent and Purchaser as follows :

4.1                               Due Organization; Subsidiaries, Etc.

(a)                                 The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used, except where any failure of such power and authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 Section 4.1(b) of the Company Disclosure Letter identifies each Subsidiary of the Company and indicates its jurisdiction of organization.  None of the Acquired Corporations owns any capital stock of, or any other equity or ownership interest in, or subscriptions, options, calls, warrants or rights (whether or not currently exercisable) or any equity interest of any nature in, any other Entity, other than the Entities identified in Section 4.1(b) of the Company Disclosure Letter.  All the issued and outstanding shares of capital stock or other equity or ownership interests (including any security or other Contract convertible into or exchangeable for any such equity or ownership interest) of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable.  None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(c)                                  Each Subsidiary of the Company is an Entity duly organized or formed, validly existing and, to the extent applicable in good standing under the laws of the jurisdiction of its organization, except where the failure to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  No Subsidiary of the Company owns any Shares or other equity or ownership interests (including any security or other Contract convertible into or exchangeable for any such equity or ownership interest) of the Company.

4.2                               Certificate of Incorporation and Bylaws.  The Company has delivered or made available to Parent or Parent’s Representatives accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents (as applicable) of each of the Acquired Corporations, including all amendments thereto, as in effect on the Agreement Date.

4.3                               Capitalization, Etc.

(a)                                 The authorized capital stock of the Company consists of:  (i) 100,000,000 Shares, of which 28,801,863 shares have been issued and are outstanding as of the close of business on September 26, 2019 (the “Capitalization Date”); and (ii) 10,000,000 shares of the Company’s preferred stock, $0.001 par value per share, of which no shares have been issued or are outstanding.  All of the outstanding Shares have been duly authorized and validly issued, and are fully paid and nonassessable.

(b)                                 (i) None of the outstanding Shares are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding Shares is subject to any right of first refusal in favor of the Company; (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of any Acquired Corporation having a right to vote on any matters on which the stockholders of the Company have a right to vote; and (iv) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Shares.  None of the Acquired Corporations is under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Shares or other securities.  The Company Common Stock constitutes the only outstanding class of securities of the Acquired Corporations registered under the Securities Act.  Other than the Support Agreements, there are no Company Contracts (including any voting trusts) with respect to the voting of any Shares.  All outstanding Shares have been offered and issued in compliance in all material respects with all applicable securities Laws.

(c)                                  As of the close of business on the Capitalization Date: (i) 4,771,803 Shares are subject to issuance pursuant to Company Options; (ii) 80,267 Shares are subject to issuance pursuant to Company RSUs; and (iii) 2,189,599 Shares are reserved for future issuance under the Company Equity Plans.  The Company has delivered or made available to Parent or Parent’s Representatives copies of the Company Equity Plans covering the Company Options and Company RSUs outstanding as of the Agreement Date, the forms of all stock option agreements evidencing such Company Options, restricted stock unit grant notices and the forms of agreements evidencing the Company RSUs.  Other than as set forth in this Section 4.3(c) and Section 4.3(b), there is no issued, reserved for issuance, outstanding or authorized stock option, restricted stock unit award, stock appreciation, phantom stock, profit participation,  exercisable or exchangeable securities, similar rights or equity-based awards with respect to the Company or any other rights that are linked in any way to the price or way of any class of capital stock or share capital of the Company or the value of the Company.

(d)                                 Section 4.3(d) of the Company Disclosure Letter contains a true, correct and complete list, as of the close of business on the second business day immediately preceding the Agreement Date, of (A) the name of each holder of Company Options or RSUs, (B) the Company Equity Plan under which such Company Option or RSU was granted, (C) the number of Shares subject to each such outstanding Company Option and RSU, (D) the vesting schedule of each such

Company Option and RSU, (E) the grant date of each such Company Option and RSU, (F) the exercise price and expiration date of each such Company Option, and (G) whether each such Company Option is intended to qualify as an “incentive stock option” under Section 422 of the Code, to the extent applicable.

(e)                                  Except as set forth in Sections 4.3(a) and 4.3(c), as of the close of business on the Business Day immediately preceding the Agreement Date, there are no: (i) outstanding shares of capital stock, or other equity interest in, any Acquired Corporation; (ii) outstanding subscriptions, options, calls, warrants, rights or obligations (whether or not currently exercisable) to acquire any shares of capital stock, restricted stock units, stock-based performance units or any other rights or obligations that are linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of any Acquired Corporation; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of any Acquired Corporation; or (iv) stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or Contracts under which any Acquired Corporation is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(f)                                   All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, beneficially and of record, free and clear of all Encumbrances and transfer restrictions, except for such Encumbrances and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities laws.

4.4                               SEC Filings; Financial Statements.

(a)                                 Since the IPO Date, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (the “Company SEC Documents”).  As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the Agreement Date) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Document filed or furnished by the Company with the SEC since the IPO Date.

(b)                                 The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (except subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material).  No financial statements of any Person other than the consolidated Subsidiaries of the Company are required by GAAP to be included in the consolidated financial statements of the Company.

(c)                                  The Company maintains, and at all times since January 1, 2018 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2018, and, except as set forth in the Company SEC Documents filed prior to the Agreement Date, such assessment concluded that such controls were effective. To the Knowledge of the Company, except as set forth in the Company SEC Documents filed prior to the Agreement Date, since January 1, 2017, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; (2) any illegal act or fraud, whether or not material, that involves the management or other employees of the Acquired Corporations; or (3) any claim or allegation regarding any of the foregoing.

(d)                                 The Company maintains disclosure controls and procedures (within the meaning of Rule 13a-15(e) or 15d-15(e) under the Exchange Act) that are designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e)                                  Since January 1, 2017, (i) no Acquired Corporation has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any credible complaint, allegation, assertion or claim that any Acquired Corporation has engaged in illegal or improper auditing practices and (ii) to the Knowledge of the Company, no attorney representing the Acquired Corporations, whether or not employed by the Acquired Corporations, has reported evidence of a material violation of applicable Laws, breach of fiduciary duty or similar violation by the Acquired Corporations or their respective Representatives to the Company Board or any committee thereof or to any director or officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.

(f)                                   Since the IPO Date, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(g)                                 No Acquired Corporation is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any Acquired Corporation in the Company’s published financial statements or other Company SEC Documents.

(h)                                 As of the Agreement Date, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents.  To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(i)                                    Each document required to be filed by the Company with the SEC in connection with the Offer (the “Company Disclosure Documents”) (including the Schedule 14D-9), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.  The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto with the SEC and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  The information with respect to the Company that the Company furnishes to Parent or Purchaser specifically for inclusion or incorporation by reference in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO and at the time of any distribution or dissemination of the Offer Documents, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference in the Company

Disclosure Documents based on information supplied by or on behalf of Parent or Purchaser specifically for inclusion or incorporation by reference in the Company Disclosure Documents.

4.5                               Absence of Changes.  Since January 1, 2019 through the Agreement Date, there has not occurred any Effect that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  Since the Balance Sheet Date through the Agreement Date, the Acquired Corporations have operated in all material respects in the ordinary course of business (except for matters relating to the Transactions, this Agreement or other potential strategic transactions) and, except as disclosed in Section 4.5(c) of the Company Disclosure Letter, no Acquired Corporation has done, caused or permitted any actions that if taken after the Agreement Date without Parent’s consent would violate Sections 6.2(b)(i), 6.2(b)(ii), 6.2(b)(iv), 6.2(b)(v), 6.2(b)(vi), 6.2(b)(viii), 6.2(b)(ix), 6.2(b)(x) or 6.2(b)(xvi) (or Section 6.2(b)(xix), as it relates to any of the foregoing).

4.6                               Title to Assets.  The Acquired Corporations have good and valid title to all assets owned by them as of the Agreement Date, including all assets (other than capitalized or operating leases) reflected on the Balance Sheet filed by the Company with the SEC but excluding intellectual property which is covered by Section 4.8, except for assets sold or otherwise disposed of in the ordinary course of business since the date of such Balance Sheet and except where such failure has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.7                               Real Property.

(a)                                 The Acquired Corporations do not own and, since January 1, 2017, have not owned any real property.

(b)                                 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Acquired Corporations hold a valid and existing leasehold interest in the material real property that is leased or subleased by the Acquired Corporations from another Person (the “Leased Real Property”), free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances described in the leases and subleases with respect to real property to which the Acquired Corporations are parties.  As of the Agreement Date, none of the Acquired Corporations have received any written notice regarding any violation or breach or default under any Company Lease that has not since been cured, except for violations or breaches that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

4.8                               Intellectual Property.

(a)                                 Section 4.8(a) of the Company Disclosure Letter identifies (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application or registration number and (iv) any other co-owners, for each item of Registered IP owned in whole or in part by or exclusively licensed by any Acquired Corporation.  To the Knowledge of the Company, each of the patents and patent applications included in the Registered IP properly identifies by name each and every inventor of the claims thereof as determined in accordance with applicable Laws of the United States.  Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no interference, post-grant review, opposition, reissue, reexamination or other proceeding of any nature (other than initial examination proceedings) is pending or, to the Knowledge of the Company, threatened, in which the scope, validity, enforceability, inventorship or ownership of any Registered IP listed on Section 4.8(a) of the Company Disclosure Letter is being or has been contested or challenged.

(b)                                 The Acquired Corporations own and possess all right, title and interest in and to all material Company IP (including Registered IP), free and clear of all Encumbrances (other than Permitted Encumbrances), and have the right, pursuant to valid and enforceable agreements to use all other material Intellectual Property Rights used or held for use by the Acquired Corporations in their respective businesses as currently conducted, and such ownership or valid right to use such Intellectual Property Rights will not be materially and adversely affected by the execution, delivery and performance of this Agreement or the consummation of the Transactions.

(c)                                  No Company Associate or other Person (other than as disclosed on Section 4.8(a) of the Company Disclosure Letter) owns or has any claim, right (whether or not currently exercisable) or interest to or in any material Company IP.  Each Company Associate, as a matter of course, who has alone or with others contributed in any manner to, or was involved in, the creation or development of any material Company IP, pursuant to such Company Associate’s activities on behalf of the Company, has entered into a written agreement with the Company that obliges such Company Associate to disclose to the Company, and assign to the Company, such Intellectual Property Rights, and to the Knowledge of Company, all Company Associates are in compliance with such written agreements.  Such Company Associates have waived all rights to royalties or other compensation or other non-assignable rights with respect to any Company IP, and the Company is in compliance in all material respects with all applicable Laws related to inventor compensation.

(d)                                 No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create Company IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights in or licenses to use or otherwise exploit such Company IP or the right to receive royalties.

(e)                                  Section 4.8(e) of the Company Disclosure Letter sets forth each license agreement pursuant to which an Acquired Corporation (i) licenses in, receives a covenant not to sue under, receives an option under, or receives similar rights under any material Intellectual Property Right that is incorporated into or distributed with the Product, other than any transfer agreements, clinical trial agreements, non-disclosure agreements, commercially available Software-as-a-Service offerings, off-the-shelf software licenses or generally available patent license agreements entered into in the ordinary course of business (each an “In-bound License”) or (ii) licenses out, grants a covenant not to sue under, grants an option under, or grants similar rights under any material Intellectual Property Right owned by an Acquired Corporation, other than any transfer agreements, clinical trial agreements, non-disclosure agreements, or non-exclusive outbound licenses entered into in the ordinary course of business) (each an “Out-bound License”).

(f)                                   (i) To the Knowledge of the Company, the operation of the business of the Acquired Corporations as currently conducted does not infringe any valid and enforceable Registered IP or misappropriate or otherwise violate any other Intellectual Property Right owned by any other Person; and (ii) to the Knowledge of the Company, no other Person is infringing, misappropriating or otherwise violating any Company IP.  Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Legal Proceeding is pending or, to the Knowledge of the Company, threatened, against an Acquired Corporation or by an Acquired Corporation relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Rights of another Person or of the Company’s Registered IP or the Company’s Intellectual Property Rights.  Since January 1, 2017, the Company has not received any written notice or other written communication relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Right of another Person by an Acquired Corporation.

(g)                                 Except as is not reasonably likely, either individually or in the aggregate, to result in liability that is material to the Acquired Corporations, taken as a whole, (i) since January 1, 2018, the conduct of the business of each of the Acquired Corporations is and has been in compliance in all material respects with any and all applicable Laws, Contracts, terms of use and privacy policies binding any Acquired Corporation with respect to data protection or information privacy, security, collection, use and disclosure, (ii) the Company and each of the Acquired Corporations have used commercially reasonable efforts to protect the secrecy of Personal Data and non-public information that the Company or any of the Acquired Corporations (or any Person on behalf of the Company or the Acquired Corporations) collect, store, use or maintain for the conduct of their business and to prevent unauthorized use, disclosure, loss, processing, transmission or destruction of or access to such Personal Data or non-public information by any other Person, (iii) to the Knowledge of the Company, none of the Acquired Corporations transmits any Personal Data or non-public information to their employees, contractors, customers, distributors, payment processors/providers or others having material business dealings with the Company or any of the Acquired Corporations across country borders, (iv) none of the Acquired Corporations has been legally required to provide any notices to data owners in connection with a disclosure of Personal Data or non-public information, nor have the Acquired Corporations provided any such notice, (vi) there are no claims pending or, to the Knowledge of the Company, threatened against the Acquired Corporations alleging a violation of any Person’s Personal Data or privacy rights. Since May 25, 2018, the conduct of the business of the Company has been in compliance in all material respects with the General Data Protection Regulation (GDPR) (EU) 2016/679 and (vii) the Acquired Corporations have made no commitments in connection with Personal Data they use or have in their possession or control, which commitments would prevent Parent and its subsidiaries from using such Personal Data after the Closing in substantially the same or similar manner as currently used or permitted to be used by the Acquired Corporations.

(h)                                 The Acquired Corporations have taken reasonable security and other measures to protect the Company IP, including measures against unauthorized disclosure, to protect the secrecy, confidentiality, and value of its trade secrets and other technical information.  None of the Acquired Corporations has disclosed, delivered or licensed any material trade secrets of the Acquired Corporations included in the Company IP to any other Person, other than in the ordinary course of business consistent with past practice and subject to obligations of confidence.  Each Company Associate, as a matter of course, who has access to confidential information of any

Acquired Corporation, has entered into a written Contract with the Company that requires such Company Associate to protect such confidential information.

(i)                                    None of the Acquired Corporations is now, nor since January 1, 2017, has been, a member or promoter of, or a contributor to, any industry standards body or any similar organization that would require or obligate the Acquired Corporation to grant or offer to any other Person any license or right to any Company IP.

(j)                                    None of the Company IP is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing of any such Company IP by the Acquired Corporations.

4.9                               Contracts.

(a)                                 Section 4.9(a) of the Company Disclosure Letter identifies each Company Contract that constitutes a Material Contract as of the Agreement Date.  For purposes of this Agreement, each of the following Company Contracts shall (as well as any Contract entered into by any Acquired Corporation after the Agreement Date that would be a Material Contract were it to have been in effect on the Agreement Date) be deemed to constitute a “Material Contract”:

(i)                                    any Company Contract constituting a Company Employee Agreement pursuant to which the Company is or may become obligated to (A) make any severance, termination, or similar payment to any Company Associate or any spouse or heir of any Company Associate except for severance, termination or similar payments that do not, in the aggregate, exceed $250,000 in cash per beneficiary or that is required by applicable Laws, (B) make any bonus, deferred compensation or similar payment (other than payments constituting base salary, bonuses or commissions paid in the ordinary course of business consistent with past practice) in excess of $250,000 to any Company Associate, or (C) grant or accelerate the vesting of, or otherwise modify, any Company Stock Award other than accelerated vesting provided in the Company Equity Plans as in effect on the Agreement Date;

(ii)                                any Company Contract (A) granting any covenant not to sue or limiting the freedom or right of an Acquired Corporation, in any material respect, to engage in any line of business, to make use of any material Company IP (or enforce any of its rights thereunder) or to compete with any other Person in any location or line of business, (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by an Acquired Corporation or (C) containing exclusivity obligations or restrictions or otherwise limiting the freedom or right of an Acquired Corporation to sell, distribute or manufacture any products or services or any technology or other assets to or for any other Person;

(iii)                            any Company Contract that requires by its terms, or is reasonably likely to require, the payment or delivery of cash or other consideration by or to an Acquired Corporation in an amount having an expected value in excess of $500,000 in the fiscal year ending December 31, 2019 or in any fiscal year thereafter and cannot be cancelled by the Acquired Corporation without penalty or further payment without more than 90 days’ notice (other than payments for services rendered to the date), excluding commercially available off-the-shelf software licenses and Software-as-a-Service offerings, generally available off-the-shelf patent license agreements entered into in the ordinary course of business and generally available off-the-shelf non-exclusive outbound licenses entered into in the ordinary course of business;

(iv)                             any Company Contract relating to the Product containing terms addressing or relating to (x) drug development, research services, pilot programs, clinical trials or other testing programs (other than clinical trial agreements entered into in the ordinary course), including any material collaboration, joint development or other similar agreement, (y) the marketing, supply, manufacturing, distribution, commercialization, purchase or sale of the Product (including any sole source supply, co-promotion, sales representative, distribution, wholesaler, reseller or other similar agreement) or (z) the pricing or reimbursement terms for the Product or any other product, in each case, (i) that does not otherwise constitute a Material Contract under another subclause of this Section 4.9(a) and (ii) that is not financially or operationally insignificant to the Acquired Corporations;

(v)                                 any Company Contract pursuant to which an Acquired Corporation has contingent obligations that upon satisfaction of certain conditions precedent will result in the payment by an Acquired Corporation of more than $1,000,000 in the aggregate over a twelve (12)-month period, in either milestone payments, royalties or other amounts calculated based upon (A) the achievement of regulatory or commercial milestones or (B) the receipt of revenue or income based on product sales;

(vi)                             any Company Contract relating to Indebtedness in excess of $500,000 (whether incurred, assumed, guaranteed or secured by any asset) of any Acquired Corporation;

(vii)                         any Company Contract constituting a joint venture, partnership, collaboration or similar profit sharing arrangement;

(viii)                     (A) any In-bound License and any Out-bound License, or (B) any Company Contract that restricts the right of the Company to use, deploy or register any Intellectual Property Rights, in each case other than (x) off-the-shelf, commercially available or “shrink-wrap” agreements, (y) immaterial agreements entered into in the ordinary course of business consistent with past practice and (z) customary invention assignment agreements with third party service providers entered into in the ordinary course of business consistent with past practice;

(ix)                             any Company Contract that prohibits the payment of dividends or distributions in respect of the capital stock of any Acquired Corporation, the pledging of the capital stock or other equity interests of any Acquired Corporation or prohibits the issuance of any guaranty by any Acquired Corporation;

(x)                                 any other Company Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xi)                             any Company Contract with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of Shares, or to the Knowledge of the Company, any of their Affiliates (other than the Company) or immediate family members

(other than offer letters that can be terminated at will without severance obligations and Company Contracts pursuant to Company Stock Awards);

(xii)                         any Company Contract for the lease or sublease of any material real property;

(xiii)                     any Company Contract since January 1, 2017 that relates to the acquisition or disposition of any Entity or line of business or division of any Entity, a material amount of stock or assets of any Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) but excluding any material transfer agreements, clinical trial agreements and non-exclusive licenses granted in the ordinary course of business;

(xiv)                      any Company Contract with any Governmental Body under which payments in excess of $500,000 were received by the Acquired Corporations in the most recently completed fiscal year;

(xv)                          any Company Contract that is a settlement, conciliation or similar agreement (A) in respect of the Product, or (B) with or approved by any Governmental Body pursuant to which (x) an Acquired Corporation will be required after the Agreement Date to pay any monetary obligations or (y) that contains material obligations or limitations on such Acquired Corporation’s conduct;

(xvi)                      any Company Contract that provides for indemnification or guarantee of the obligations of any other Person that would be material to the Acquired Corporations, taken as a whole; and

(xvii)                  any hedging, swap, derivative or similar Company Contract.

(b)                                 As of the Agreement Date, the Company has either delivered or made available to Parent or Parent’s Representatives an accurate and complete copy of each Material Contract or has publicly made available such Material Contract in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC on an unredacted basis.  Neither the applicable Acquired Corporation nor, to the Knowledge of the Company, the other party is in material breach of or material default under any Material Contract and, neither the applicable Acquired Corporation, nor, to the Knowledge of the Company, the other party has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract.  Each Material Contract is, with respect to the applicable Acquired Corporation and, to the Knowledge of the Company, the other party, a valid agreement, binding, and in full force and effect.  To the Knowledge of the Company, each Material Contract is enforceable by the applicable Acquired Corporation in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.  Since January 1, 2017 through the Agreement Date, the Acquired Corporations have not received any written notice regarding any violation or breach or default under any Material Contract that has not since been cured except for violations or breaches that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.  No Acquired Corporation has waived in writing any rights under any Material Contract, the waiver of which would have, either individually or in the aggregate, a Material Adverse Effect.

(c)                                  The Acquired Corporations have paid any amounts due under any Company Contract pursuant to which any Acquired Corporation has contingent obligations, in either milestone payments, royalties or other amounts calculated based upon (i) the achievement of regulatory or commercial milestones or (ii) the receipt of revenue or income based on product sales.

4.10                        Liabilities. The Acquired Corporations do not have any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature, whether or not of the type required to be disclosed in the liabilities column of a consolidated balance sheet prepared in accordance with GAAP, except for: (i) liabilities disclosed on the Balance Sheet; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement; (iii) liabilities arising in the ordinary course of business after the Agreement Date in connection with performance obligations of an Acquired Corporation under Contracts (other than those liabilities resulting from any breach thereof); (iv) liabilities incurred since the date of the Balance Sheet in the ordinary course of business or in connection with the Transactions; and (v) liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

4.11                        Compliance with Laws.  Each Acquired Corporation is, and since January 1, 2017, each Acquired Corporation has been, in compliance with all applicable Laws, except where the failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Since January 1, 2017 through the Agreement Date, no Acquired Corporation has been given written notice of, or, to the Knowledge of the Company, been charged with, any unresolved violation of any Law, except, in each case, for any such violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.12                        Regulatory Matters.

(a)                                 Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Corporation, taken as a whole, the Acquired Corporations have filed with the applicable regulatory authorities (including the FDA or any other Governmental Body performing functions similar to those performed by the FDA or otherwise having jurisdiction over the safety, efficacy, approval, development, testing, labeling, manufacture, storage, marketing, promotion, sale, commercialization, shipment, import, export or distribution of pharmaceutical products (such Governmental Bodies, collectively, the “Specified Governmental Bodies”)) all required filings, permits, claims, responses, declarations, listings, registrations, reports or submissions, including adverse event reports.  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Corporations, taken as a whole, all such filings, permits, claims, responses, declarations, listings, registrations, reports or submissions were in compliance with applicable Laws when filed (or were corrected or supplemented by a subsequent submission) and, and no deficiencies have been asserted by any Specified Governmental Body with respect to any such filings, declarations, listing, registrations, reports or submissions.

(b)                                 Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, all preclinical and clinical investigations sponsored by the Acquired Corporations are being conducted in compliance with all applicable clinical protocols, informed consents and Laws, including Good Clinical Practices requirements (preclinical and clinical), Good Manufacturing Practices and pharmacovigilance.  As of the Agreement Date, the Acquired Corporations have not received any written notices or other correspondence from the FDA or any other Specified Governmental Body with respect to any ongoing clinical or pre-clinical studies or tests requiring the termination, suspension or material modification of such studies or tests.

(c)                                  To the Knowledge of the Company, no Acquired Corporation has (i) made an untrue statement of a material fact or fraudulent statement to any Specified Governmental Body, (ii) failed to disclose a material fact required to be disclosed to any Specified Governmental Body or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis the FDA or any other Specified Governmental Body to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy (or similar rule, regulation or policy).  Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Acquired Corporation is the subject of any pending or, to the Knowledge of the Company, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy.  None of the Acquired Corporations nor, to the Knowledge of the Company, any officers, employees, agents or clinical investigators of the Acquired Corporations has been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (a) debarment under 21 U.S.C. Section 335a or any similar Law or (b) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law.

(d)                                 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Acquired Corporation is in compliance and, since January 1, 2017, has been in compliance with all healthcare laws applicable to the operation of its business as currently conducted, including (i) any and all applicable federal, state and local fraud and abuse laws, including the federal Anti-Kickback Statute (42 U.S.C. Section 1320a-7(b)), the civil False Claims Act (31 U.S.C. Section 3729 et seq.) and the regulations promulgated pursuant to such statutes; (ii) the Health Insurance Portability and Accountability Act of 1996, the Health Information and Technology for Economic and Clinical Health Act, and the regulations promulgated pursuant thereto; (iii) Laws which are cause for exclusion from any federal health care program; and (iv) Laws relating to the billing or submission of claims, collection of accounts receivable, underwriting the cost of, or provision of management or administrative services in connection with, any and all of the foregoing, by an Acquired Corporation.  No enforcement, regulatory or administrative proceeding is pending, or, to the Knowledge of the Company, no such enforcement, regulatory or administrative proceeding has been threatened, against any Acquired Corporation under the Federal Drug and Cosmetics Act, the Anti-Kickback Statute, or similar Laws other than any such proceeding that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)                                  As of the Agreement Date, the Product (or to the Knowledge of the Company any component thereof) has not been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise).  No Legal Proceeding is pending seeking the recall, withdrawal, suspension or seizure of the Product is pending or, to the Knowledge of the Company, threatened against any of the Acquired Corporations.

(f)                                   To the Knowledge of the Company, there has been (i) no adverse event reportable to the FDA or other Specified Governmental Body with respect to the safety or efficacy of the Product or (ii) no scientific or technical fact or circumstance that, in the case of clauses (i) or (ii) has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.13                        Certain Business Practices.  Except as would not be material to the Acquired Corporations, taken as a whole, since January 1, 2017, neither the Company, nor any other Acquired Corporation nor any of their respective directors, officers or employees or, to the Knowledge of the Company, any of their other respective representatives or agents (in each case, acting in such capacity on behalf of any Acquired Corporation within the meaning of the Foreign Corrupt Practices Act of 1977, as amended) has (i) used any funds (whether of an Acquired Corporation or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or (iii) violated any provision of any Anti-Corruption Laws or any rules or regulations promulgated thereunder, anti-money laundering laws or any rules or regulations promulgated thereunder or any applicable Law of similar effect.  Since January 1, 2017 through the Agreement Date, no Acquired Corporation has received any written communication from a Governmental Body that alleges any of the foregoing.

4.14                        Governmental Authorizations.  The Acquired Corporations hold all Governmental Authorizations necessary to enable each Acquired Corporation to conduct its business in the manner in which its business is currently being conducted, except where failure to hold such Governmental Authorizations has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Governmental Authorizations held by the Acquired Corporations are, in all material respects, valid and in full force and effect.  The Acquired Corporations are, and since January 1, 2017 have been, in compliance with the terms and requirements of such Governmental Authorizations, except where failure to be in compliance would not have a Material Adverse Effect.

4.15                        Tax Matters.

(a)                                 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Tax Returns required to be filed by the Acquired Corporations with any Governmental Body have been filed on or before the applicable due date (taking into account any extensions of such due date), and all such Tax Returns are accurate and complete, (ii) all Taxes of the Acquired Corporations (whether or not shown as due on any Tax Return) have been timely paid and (iii) the Acquired Corporations have withheld and paid over (or set aside for payment when due) to the appropriate Governmental Body all Taxes required to have been withheld and paid over in connection with amounts paid to any employee, independent contractor, stockholder, creditor or other third party.  Appropriate reserves have been established in accordance with GAAP on the Balance Sheet and the consolidated financial statements of the Company for the unpaid Taxes of the Acquired Corporations, and none of the Acquired Corporations has incurred any material liability for Taxes since the date of the Balance Sheet other than in the ordinary course of business and other than Transaction Payroll Taxes.

(b)                                 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no deficiency for any Tax has been asserted or assessed by a Governmental Body in writing against any Acquired Corporation which deficiency has not been paid, settled or withdrawn or is not being contested in good faith and in accordance with applicable Laws.  No written claim has been made by a Governmental Body that an Acquired Corporation is subject to Tax in a jurisdiction where it has not filed Tax Returns.  No audits, examinations, claims or other proceedings with respect to material Taxes or Tax Returns of the Acquired Corporations are currently in process, pending or, to the Knowledge of the Company, threatened.

(c)                                  None of the Acquired Corporations is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement that would have a continuing effect after the Closing Date (other than such agreements or arrangements (i) exclusively between or among the Acquired Corporations or (ii) with third parties made in the ordinary course of business, the principal purpose of which is not Tax).  No Acquired Corporation (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (or any similar group for state, local or foreign Tax purposes), in each case other than a group the common parent of which is the Company or (ii) has any material liability for the Taxes of another Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise by operation of Laws.

(d)                                 Since January 1, 2017, no Acquired Corporation has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(e)                                  There are no Encumbrances for any material Taxes upon the assets of the Acquired Corporations, other than Permitted Encumbrances.

(f)                                   None of the Acquired Corporations has entered into any Contract with a Governmental Body extending or waiving the application of any statute of limitations applicable to any claim for, or the period of assessment or collection of, any Taxes, other than any such agreement entered into in the ordinary course of business.

(g)                                 The Acquired Corporations have conducted all related party transactions at arm’s length in compliance in all material respects with Section 482 of the Code and the U.S. Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Tax Law) and have maintained documentation in connection with such related party transactions in accordance, in all material respects, with Sections 482 and 6662 of the Code and the U.S. Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Tax Law).

(h)                                 No Acquired Corporation has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

4.16                        Employee Matters; Benefit Plans.

(a)                                 Except as required by applicable Laws, the employment of each of the Acquired Corporations’ employees is terminable by the applicable Acquired Corporation at will.

(b)                                 As of the Agreement Date, no Acquired Corporation is party to, has any duty to bargain for, or is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor organization or work council representing any of its employees and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of any Acquired Corporation.  Since January 1, 2017, there has not been any strike, slowdown, work stoppage, interruption of work, lockout, picketing, union organization attempts or labor dispute affecting any Acquired Corporation or any of their respective employees.  There is not now pending, and, to the Knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, interruption of work, lockout, picketing or labor dispute.

(c)                                  Since January 1, 2017, there has been no Legal Proceeding pending or, to the Knowledge of the Company, threatened relating to employment, including relating to any Company Employee Agreement, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints, other than any Legal Proceedings that would not reasonably be expected to have a Material Adverse Effect.  Since January 1, 2017, the Company has complied in all material respects with all applicable Laws related to employment and labor, including applicable Laws relating to employment practices, wages, hours, retaliation, employment discrimination, harassment, immigration and other terms and conditions of employment and any reduction in force (including notice, information and consultation requirements).

(d)                                 The Company has made available to Purchaser an accurate and complete list, as of the Agreement Date, of each employee of any Acquired Corporation, including such employee’s (i) name; (ii) job title; (iii) date of hire; (iv) base salary or current rate of compensation; (v) legal residence and work location; (vi) employment status (i.e., active, disabled or on authorized leave and the reason therefor); (vii) whether full-time, part-time or per-diem; (viii) whether classified as exempt or non-exempt under the Fair Labor Standards Act; and (vi) accrued but unused vacation and other paid time off (the “Employee Census”).

(e)                                  Section 4.16(e) of the Company Disclosure Letter sets forth an accurate and complete list, as of the Agreement Date, of each material Employee Plan.  The Company has either delivered or made available to Parent or Parent’s Representatives prior to the execution of this Agreement with respect to each material Employee Plan accurate and complete copies of the following, as applicable: (i) all plan documents and all amendments thereto (or, in the case of any such unwritten material Employee Plan, a written description thereof), and all related trust or other funding documents; (ii) any currently effective determination letter or opinion letter received from the IRS; (iii) the most recent annual actuarial valuation, financial statement or similar report and the most recent Form 5500; and (iv) the most recent summary plan descriptions and any material modifications thereto.  For purposes of this Section 4.16(e) and Section 4.16(e) of the Company Disclosure Letter, the Company shall have complied with its obligations under this Section 4.16(e) by listing and making available to Parent or Parent’s Representatives (x) with respect to employment, termination or severance agreements with any non-officer Company Associate, forms thereof, (y) with respect to Company Stock Awards, forms of grant notices and related documentation and (z) with respect to consulting agreements with any Company Associate, forms thereof, in each case, indicating where such agreement deviates in any material respect (except with respect to amount of salary or compensation or number of Shares, as applicable) from the form of agreement or notice.  No Employee Plan is subject to the laws of a jurisdiction outside the United States.

(f)                                   Neither an Acquired Corporation nor any other Person that would be or, at any relevant time, would have been considered a single employer with the Company within the meaning of Section 414(b), (c), (m), or (o) of the Code sponsors, maintains, contributes to or is required to contribute to, or has during the past six years, sponsored, maintained, contributed to, or been required to contribute to, a plan subject to Section 302 or Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan” each as defined in Section 4001 of ERISA.

(g)                                 Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and to the Knowledge of the Company, no event, fact or development has occurred or exists that would be reasonably expected to result in the loss of the qualified status of any such Employee Plan. Each of the Employee Plans is now and has been maintained and operated in compliance in all material respects with its terms and all applicable Laws, including but not limited to ERISA and the Code.

(h)                                 No Acquired Corporation has any liability in respect of post-retirement health, medical or life insurance benefits for any Company Associate (or any dependent of a Company Associate) other than for continuation coverage required under Section 4980B of the Code or any similar Law, and no circumstances exist that would reasonably be expected to result in any Acquired Corporation becoming obligated to provide such benefits.

(i)                                    The consummation of the Transactions (including in combination with other events or circumstances) will not (i) result in any payment becoming due to any Company Associate, including any retention, change in control, severance, termination, unemployment compensation or similar compensation or benefits, (ii) result in the acceleration of the time of payment or vesting, or the increase in the amount of, compensation or benefits due to any such Company Associate under an Employee Plan or otherwise, (iii) directly or indirectly cause the Acquired Corporations to transfer or set aside any assets to fund any benefits under any Employee Plan, (iv) otherwise give rise to any material liability under any Employee Plan or (v) result in any payment that would be considered an “excess parachute payment” within the meaning of Section 280G of the Code.   No Company Associate is entitled to any gross-up, make-whole or other additional payment in respect of any Tax or interest and penalty related thereto.

4.17                        Environmental Matters.  Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) the Acquired Corporations and, to the Knowledge of the Company, any third-party manufacturer of a Company product are, and since January 1, 2017, have been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of their respective business; (b) the Acquired Corporations have not (1) received, since January 1, 2017 or that otherwise remains unresolved, any written claim, allegations, notice, report or other information of any violations, liabilities or obligations on the part of any Acquired Corporations or (2) entered into any legally-binding agreement, order, settlement, judgment, injunction or decree involving any uncompleted, outstanding or unresolved obligations on the part of the respective Acquired Corporations, in each of cases (1) and (2), relating to or arising under Environmental Laws; (c) to the Knowledge of the Company, (1) no Person has been exposed to any Hazardous Materials at any property or facility and (2) there are and have been no Hazardous Materials present or Released on, at, under or from any property or facility, including the Leased Real Property, in each of cases (1) and (2), in a manner or at a level that would reasonably be expected to result in any claim against or liability of an Acquired Corporation under any Environmental Law; and (d) no Acquired Corporation has assumed, undertaken, or otherwise become subject to any liability of another Person relating to Environmental Laws.

4.18                        Insurance.  The Company has delivered or made available to Parent or Parent’s Representatives an accurate and complete copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Acquired Corporations.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all such insurance policies are in full force and effect, no written notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.  There is no material claim pending under any of the Company’s insurance policies as to which coverage has been denied or disputed by the underwriters of such policies.

4.19                        Legal Proceedings; Orders.  As of the Agreement Date, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against an Acquired Corporation or, to the Knowledge of the Company, against any director, officer or employee of any Acquired Corporation in such individual’s capacity as such, other than Legal Proceedings that have not had and would not reasonably be expected to (1) have, individually or in the aggregate, a Material Adverse Effect or (2) prevent, materially delay or materially impair the consummation by the Acquired Corporations of the Offer or the Merger.  There is no outstanding order, writ, injunction or judgment to which an Acquired Corporation is subject that is reasonably likely to have a Material Adverse Effect.  No investigation or review by any Governmental Body or Nasdaq with respect to an Acquired Corporation is pending or, to the Knowledge of the Company, is being threatened, other than any investigations or reviews that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.20                        Authority; Binding Nature of Agreement.  The Company has the corporate power and authority, and has taken all corporate action necessary, to enter into and deliver and to perform its obligations under this Agreement and to consummate the Transactions.  The Company Board (at a meeting duly called and held) has unanimously (a) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable and fair to, and in the best interest of, the Company and its stockholders, (b) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, (c) resolved that the Merger shall be effected under Section 251(h) of the DGCL and (d) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares to Purchaser pursuant to the Offer, which resolutions, as of the Agreement Date, have not been subsequently withdrawn or modified in a manner adverse to Parent.  This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Purchaser, this Agreement constitutes the legal, valid and binding obligations of the Company and is enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.21                        Section 203 of the DGCL.  Assuming the accuracy of the representations and warranties set forth in Section 5.7, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Laws are inapplicable to the execution, delivery and performance of this Agreement, the Support Agreements and the CVR Agreement and to the consummation of the Offer, the Merger and the other Transactions.

4.22                        Merger Approval.  Following the Offer Acceptance Time, assuming satisfaction of the Minimum Condition, no vote of the holders of any class or series of the Company’s capital stock will be required in order to adopt this Agreement and the Merger.

4.23                        Non-Contravention; Consents.  Assuming compliance with the applicable provisions of the DGCL, the HSR Act, any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Law, and the rules and regulations of Nasdaq, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws (or similar organizational documents) of the Company; (b) cause a violation by the Company of any Law or order applicable to the Company, or to which the Company is subject; or (c) require any consent or notice under, conflict with, result in breach of, or constitute a default under, or give rise to any right of purchase, termination, amendment, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which an Acquired Corporation is entitled or the grant of any Encumbrance (other than a Permitted Encumbrance) under (or give rise to any event that with or without notice or lapse of time or both would constitute a default under, or give rise to any such right under) any provision of any Contract, except in the case of clauses “(b)” and “(c)”, for such conflicts, violations, breaches or defaults that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Except as may be required by the Exchange Act, the DGCL, the HSR Act, any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Law and the rules and regulations of Nasdaq, to the Knowledge of the Company, the Company is not required to give notice to, make any filing with, or obtain any Consent from any Person at any time prior to the Closing in connection with the execution and delivery of this

Agreement, or the consummation by the Company of the Merger, except those filings, notifications, approvals, notices or Consents that the failure to make, obtain or receive would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to prevent, materially delay or materially impair the consummation by the Acquired Corporations of the Offer or the Merger.

4.24                        Opinions of Financial Advisors.  The Company Board has received the separate opinions of the Company’s financial advisors, Jefferies LLC and Evercore Group L.L.C., to the effect that, as of the date of such opinions and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the $27.50 per share cash consideration to be paid to the holders of Shares (other than Parent, Purchaser, holders of Excluded Shares, and their respective affiliates) and the right of such holders to receive a contingent cash payment of $1.50 per share in the Offer and the Merger (taken together as an integrated transaction) is fair, from a financial point of view, to such holders.  The Company will provide or make available to Parent, solely for informational purposes, copies of the signed opinions following receipt thereof by the Company, it being expressly understood and agreed that such opinions are for the benefit of the Company Board and may not be relied upon by Parent or Purchaser.

4.25                        Brokers and Other Advisors.  Except for Jefferies LLC and Evercore Group L.L.C., no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company.

4.26                        Acknowledgement by the Company on Behalf of the Acquired Corporations.  None of the Acquired Corporations is relying and none of the Acquired Corporations has relied on any representations or warranties whatsoever by or on behalf of Parent, Purchaser or any of their respective Affiliates regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 5.  Such representations and warranties by Parent and Purchaser constitute the sole and exclusive representations and warranties of each of Parent and Purchaser in connection with the Transactions and the Company understands, acknowledges and agrees on behalf of itself and each of the other Acquired Corporations that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by each of Parent and Purchaser.

SECTION 5.                         REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser jointly and severally represent and warrant to the Company as follows:

5.1                               Due Organization.  Parent is a Swedish public limited liability company and Purchaser is a corporation, and each of Parent and Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary corporate power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used, except where any failure of such power and authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent has delivered or made available to the Company or the Company’s Representatives accurate and complete copies of the certificate of incorporation, bylaws and other charter and similar organizational documents of Parent and Purchaser, including all amendments thereto.

5.2                               Purchaser.  Purchaser was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and those incident to its formation.  Either Parent or a wholly owned (direct or indirect) subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Purchaser.

5.3                               Authority; Binding Nature of Agreement.  Parent and Purchaser have the corporate power and authority to execute and deliver and perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Purchaser of this Agreement and the CVR Agreement and the consummation of the Transactions have been duly authorized by all corporate action necessary on the part of Parent and Purchaser and their respective boards of directors.  This Agreement constitutes, and the CVR Agreement shall constitute, when executed and delivered by Parent, the legal, valid and binding obligation of Parent and Purchaser, and assuming due authorization, execution and delivery by the Company or the Rights Agent, as applicable, is, or shall be, as applicable, enforceable against them in accordance with their terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.4                               Non-Contravention; Consents.  Assuming compliance with the applicable provisions of the HSR Act and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Law, the execution and delivery of this Agreement and the CVR Agreement by Parent and Purchaser, and the consummation of the Transactions, will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or Purchaser; (b) cause a violation by Parent or Purchaser of any Law or order applicable to Parent or Purchaser, or to which they are subject; or (c) conflict with, result in a breach of, or constitute a default on the part of Parent or Purchaser under any Contract, except, in the case of clauses “(b)” and “(c)”, for such conflicts, violations, breaches or defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Except as may be required by the Exchange Act (including the filing with the SEC of the Offer Documents), state takeover laws, the DGCL, the HSR Act or any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Law neither Parent nor Purchaser, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any Consent from, any Person at or prior to the Closing in connection with the execution and delivery of this Agreement and the CVR Agreement by Parent or Purchaser or the consummation by Parent or Purchaser of the Offer, the Merger or the other Transactions, other than such filings, notifications, approvals, notices or Consents that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  No vote of Parent’s stockholders is necessary to approve this Agreement or any of the Transactions.

5.5                               Disclosure.  The Offer Documents, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Offer Documents, at the time of the filing of such Offer Documents or any supplements or amendments thereto with the SEC and at the time such Offer Documents or any supplements or amendments thereto are first distributed or disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  The information with respect to Parent or Purchaser that Parent or Purchaser furnishes to the Company specifically for inclusion or incorporation by reference in the Schedule 14D-9, at the time such document is filed with the SEC and at the time such document is first published, distributed or disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Purchaser makes any representation with respect to statements made or incorporated by reference in the Offer Documents based upon information supplied by or behalf of the Company specifically for inclusion or incorporation by reference in the Offer Documents.

5.6                               Absence of Litigation.  As of the Agreement Date, there is no Legal Proceeding pending or, to the Knowledge of Parent, threatened against Parent or Purchaser, except as would not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Neither Parent nor Purchaser is subject to any order, writ, injunction or judgment that is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.  No investigation or review by any Governmental Body or stock exchange listing authority with respect to Parent or Purchaser is pending or, to the Knowledge of Parent, is being threatened, other than any investigations or reviews that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.7                               Ownership of Company Common Stock; Absence of Certain Arrangements.  Neither Parent nor any of Parent’s Affiliates directly or indirectly owns, and at all times for the past three (3) years, neither Parent nor any of Parent’s Affiliates has owned, beneficially or otherwise, any capital stock of, or any other equity, or ownership interest of, or subscriptions, options, calls, warrants or rights (whether or not currently exercisable) or any equity interest of any nature in, the Company.  Neither Parent nor Purchaser has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock.  As of the Agreement Date, neither Parent nor Purchaser is an “interested stockholder” of the Company under Section 203(c) of the DGCL.  Neither Parent nor Purchaser nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Acquired Corporations (a) relating to (i) this Agreement or the Merger or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time or (b) pursuant to which (i) any holder of Shares would be entitled to receive consideration of a different amount or nature than the Offer Price or Merger Consideration, as applicable, in respect of such holder’s Shares or (ii) any holder of Shares has agreed to approve this Agreement or vote against any Superior Offer.

5.8                               Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses shall be paid by Parent.

5.9                               Financing.

(a)                                 Parent will have and will cause Purchaser to have on the Closing Date the available cash on hand and/or financing in an aggregate amount sufficient to fund all of the amounts required to be provided by Parent or Purchaser for the consummation of the Transactions and sufficient for the satisfaction of all of Parent’s and Purchaser’s obligations under this Agreement, including the payment of the Merger Consideration and the full satisfaction and repayment of all amounts owing in respect of costs and expenses of Parent and Purchaser in respect of the Transactions.

(b)                                 For the avoidance of doubt, the obligations of Parent and Purchaser under this Agreement are not subject to any conditions regarding Parent’s, Purchaser’s, their respective Affiliates’ or any other Person’s ability to obtain any financing for the consummation of the Transactions.

5.10                        Acknowledgement by Parent and Purchaser.

(a)                                 Neither Parent nor Purchaser is relying and neither Parent nor Purchaser has relied on any representations or warranties whatsoever made by or on behalf of any of the Acquired Corporations or by any other Person regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 4.  Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions and each of Parent and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

(b)                                 In connection with the due diligence investigation of the Acquired Corporations by Parent and Purchaser and their respective Affiliates, stockholders or Representatives, Parent and Purchaser and their respective Affiliates, stockholders or Representatives have received and may continue to receive after the Agreement Date from the Acquired Corporations and their Affiliates, stockholders or Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Acquired Corporations and their respective businesses and operations.  Parent and Purchaser hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Purchaser will have no claim against any Acquired Corporation, or any of their respective Affiliates, stockholders or Representatives, or any other person with respect thereto unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement.  Accordingly, Parent and Purchaser hereby acknowledge and agree that neither the Acquired Corporations nor any of their respective Affiliates, stockholders or Representatives, nor any other person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement.

SECTION 6.                         CERTAIN COVENANTS OF THE COMPANY

6.1                               Access and Investigation.  During the period from the Agreement Date until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 9.1 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Acquired Corporations shall, and shall cause their directors, officers and employees and direct their other Representatives: (a) to provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Acquired Corporation’s officers, employees, other personnel, and assets and to all existing books and records (provided, however, that any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company) and (b) to furnish to Parent such financial and operating data and other information as Parent may reasonably request.  The foregoing notwithstanding, nothing herein shall require the Company to disclose any information that, in the reasonable judgment of the Company (i) jeopardize any attorney-client or other legal privilege (so long as the Company has reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto) or (ii) contravene any applicable Law or fiduciary duty; provided, further, that information shall be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Company reasonably determines doing so is reasonably required for the purpose of complying with applicable Antitrust Laws.  With respect to the information disclosed pursuant to this Section 6.1, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Confidentiality Agreement dated August 19, 2019, between the Company and Parent (the “Confidentiality Agreement”).  All requests for information made pursuant to this Section 6.1 shall be directed to the executive officer or other Person designated by the Company.

6.2                               Operation of the Acquired Corporations’ Business.

(a)                                 During the Pre-Closing Period: (i) except (A) as required or expressly contemplated under this Agreement or as required by applicable Laws, (B) with the written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, or (C) as set forth in Section 6.2 of the Company Disclosure Letter, the Company shall and shall cause each of the other Acquired Corporations to use commercially reasonable efforts to (i) conduct in all material respects its business and operations in the ordinary course and (ii) preserve intact the Acquired Corporations’ current business organization, including by keeping available the services of current officers and key employees and maintaining their respective relations and good will with its material suppliers, customers, Governmental Bodies and other material business relations (it being agreed that with respect to the matters specifically addressed by any provision of Section 6.2(b), such specific provisions shall govern over the more general provision of this Section 6.2(a), including with respect to the actions the Acquired Corporations can take to keep available the services of officers and other employees).

(b)                                 During the Pre-Closing Period, except (i) as required or otherwise expressly contemplated under this Agreement or as required by applicable Laws, (ii) with the written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, or (iii) as set forth in Section 6.2 of the Company Disclosure Letter, the Company shall not and shall cause the Acquired Corporations not to:

(i)                                    (A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Company Common Stock), except for dividends or other distributions by any Acquired Corporation that is wholly owned by the Company or any other Acquired Corporation to its parent or (B) repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Company Common Stock), or any rights, warrants or options to acquire any shares of its capital stock, other than: (1) repurchases or reacquisitions in a manner consistent with past practice of Shares outstanding as of the Agreement Date pursuant to the Company’s right (under written commitments in effect as of the Agreement Date) to purchase or reacquire Shares held by a Company Associate only upon termination of such associate’s employment or engagement by the Company; (2) repurchases of Company Stock Awards (or shares of capital stock issued upon the exercise or vesting thereof) outstanding on the Agreement Date (in cancellation thereof) pursuant to the terms of any such Company Stock Award (in effect as of the Agreement Date) between the Company and a Company Associate only upon termination of such Person’s employment or engagement by the Company; or (3) in connection with withholding to satisfy the exercise price or Tax obligations with respect to Company Stock Awards;

(ii)                                split, combine, subdivide or reclassify any Shares or other equity interests;

(iii)                            sell, issue, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, delivery, pledge, transfer, encumbrance or grant by any Acquired Corporation of (A) any capital stock, equity interest or other security of an Acquired Corporation, (B) any subscription, option, call, warrant, any restricted securities or right or obligation to acquire any capital stock, equity interest or other security of an Acquired Corporation, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of an Acquired Corporation (except that the Company may issue Shares as required to be issued upon the settlement of Company RSUs or upon the exercise of Company Options in accordance with the terms of the applicable Company Equity Plan and the applicable award agreement as in effect as of the Agreement Date);

(iv)                             establish, adopt, enter into, terminate or amend any Employee Plan (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the Agreement Date), or amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Employee Plans (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the Agreement Date) or grant any Company Associate any increase in compensation, bonuses or other benefits (except that the Acquired Corporations: (A) may change the title of its employees in the ordinary course of business consistent with past practice, provided such changes in title do not involve increases in the applicable employee’s compensation, except in the case of promotions of non-executive employees that otherwise are permitted under clause (B) of this Section 6.2(b)(iv);

(B) may provide increases in salary, wages, bonuses or benefits to employees as required under a Company Employee Agreement as in effect as of the Agreement Date or, solely with respect to non-executive employees with an annual base salary equal to or less than $250,000, in the ordinary course of business consistent with past practice, which in the case of such non-executive employees, shall include promotions in the ordinary course of business consistent with past practice, except that in no event may any Acquired Corporation grant or promise to grant equity awards to such non-executive employees; and (C) may enter into an employment agreement with a non-executive officer employee with an annual base salary equal to or less than $250,000 or a consulting agreement with an independent contractor with an annual base compensation equal to or less than $250,000, provided that, in each case, such agreement is entered into in the ordinary course of business consistent with past practice and provides for severance benefits or any payment or benefit described in Section 4.16(i) only to the extent provided to similarly-situated non-executive officer employees in the ordinary course of business consistent with past practice, except that in no event may such agreement provide for the grant of equity based awards;

(v)                                 hire any employee with an annual base salary in excess of $250,000;

(vi)                             amend or permit the adoption of any amendment to their respective organizational documents, including the Company’s certificate of incorporation and bylaws;

(vii)                         form any Subsidiary, acquire any equity interest in any other Entity or enter into any joint venture, partnership, collaboration or similar arrangement;

(viii)                     make or authorize any capital expenditure (except that the Acquired Corporations may make any capital expenditure that, when added to all other capital expenditures made on behalf of the Acquired Corporations since the Agreement Date, does not exceed $100,000 individually and $1,000,000 in the aggregate);

(ix)                             acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term), transfer, assign, guarantee, exchange or swap, mortgage or otherwise encumber (including pursuant to a sale-leaseback transaction or securitization) or subject to any material Encumbrance (other than Permitted Encumbrances) any material right or other material asset or property (except, in the case of any of the foregoing (A) for purchases of raw materials and other supplies in the ordinary course of business consistent with past practice, (B) entering into non-exclusive license agreements in the ordinary course of business) and that are not material to the Acquired Corporations, (C) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Acquired Corporations and (D) for capital expenditures permitted by Section 6.2(b)(viii);

(x)                                 lend money or make capital contributions or advances to or make investments in, any Person, or incur or guarantee any Indebtedness (except for (x) short-term borrowings, of not more than $500,000 in the aggregate, incurred in the ordinary course of business, (y) intercompany loans solely between the Company and a wholly-owned Acquired Corporation or between wholly-owned Acquired Corporations and (z) advances to employees and consultants for travel and other business related expenses in the ordinary course of business and consistent with past practice);

(xi)                             amend or modify in any material respect, waive any rights under, terminate, replace or release, settle or compromise any material claim, liability or obligation under any Material Contract or enter into any Contract which if entered into prior to the Agreement Date would have been of the types referred to in clauses (i), (ii), (iv), (v), (vi), (ix), (x), (xi), (xii), (xv), (xvi) and (xvii) of Section 4.9(a) or any other Material Contract outside of the ordinary course of business;

(xii)                         (A) make, change or revoke any material Tax election other than in the ordinary course of business, (B) adopt or change any method of Tax accounting, (C) consent to the extension or waiver of the statutory period of limitations applicable to any Tax claim or assessment other than in the ordinary course of business, (D) settle or compromise any audit, claim, assessment or other proceeding relating to a material amount of Tax, (E) surrender any right to claim any material Tax refund or (F) file any material amended Tax Return;

(xiii)                     settle, release, waive or compromise any Legal Proceeding (other than any (A) Legal Proceeding relating to a breach of this Agreement or (B) any Legal Proceeding (1) that results solely in a monetary obligation involving only the payment of monies by the Acquired Corporations of not more than $1,000,000 in the aggregate and (2) does not involve the admission of wrongdoing by any Acquired Corporation); provided that the settlement of any Legal Proceeding or claim brought by the stockholders of the Company against the Company or any of its directors relating to the Transactions or any breach of this Agreement or any other agreements contemplated hereby shall be subject to Section 3.7 or Section 7.5, as applicable;

(xiv)                      enter into any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable Laws);

(xv)                          adopt or implement any stockholder rights plan or similar arrangement;

(xvi)                      adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvii)                  (A) assign, sell, lease, license, dispose, cancel, abandon, grant rights to or fail to renew, maintain or diligently pursue applications for, or defend, any material Company IP or (B) disclose to any third party, other than representatives of Parent or under a confidentiality agreement, any trade secrets included in the Company IP, in each case in the ordinary course and consistent with past practice;

(xviii)              make any material change in financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act or other applicable rules and regulations of the SEC or applicable Law; or

(xix)                      authorize any of, or agree or commit to take, any of the actions described in clauses “(i)” through “(xviii)” of this Section 6.2(b).

(c)                                  Nothing contained herein shall give to Parent or Purchaser, directly or indirectly, rights to control or direct the operations of the Acquired Corporations prior to the

Effective Time and nothing contained in this Agreement is intended to give the Acquired Corporations, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations.  Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations.

6.3                               No Solicitation.

(a)                                 Except as permitted by this Section 6.3, during the Pre-Closing Period the Acquired Corporations shall not, and shall use their reasonable best efforts not to permit or allow their Representatives to, (i) directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions (except to notify a Person that makes any inquiry or offer with respect to an Acquisition Proposal of the existence of the provisions of this Section 6.3) or negotiations regarding, or furnish to any other Person any information in connection with or for the purpose of soliciting, knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal or (C) adopt, approve or enter into any letter of intent, acquisition agreement, agreement in principle or other Contract with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal or (ii) resolve or agree to do any of the foregoing.  The Acquired Corporations and their respective officers, employees and directors shall, and the Acquired Corporations shall direct its other Representatives to, (A) cease and cause to be terminated any solicitation and any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal and (B) terminate access by any Person (other than Parent, Purchaser, the Company or any of their respective Affiliates or Representatives) to any physical or electronic data room relating to any potential Acquisition Proposal and shall request, in writing, the return or destruction of all confidential information of the Acquired Corporations previously furnished or made available to such Persons.  For the avoidance of doubt, any violation of the restrictions set forth in this Section 6.3(a) by (x) a director or officer of the Company or (y) any other Representatives acting on behalf of Acquired Corporation shall be deemed to be a breach of this Section 6.3(a) by the Company.

(b)                                 Notwithstanding Section 6.3(a)(i), if at any time on or after the Agreement Date and prior to the Offer Acceptance Time, if the Company receives a bona fide written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made on or after the Agreement Date and did not result from or arise out of any breach of this Section 6.3 and the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Offer (and the Company provides Parent with written notice of this determination), then the Company and its Representatives may (i) furnish, pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Acquired Corporations to the Person or group of Persons who has made such Acquisition Proposal (provided that the Company shall substantially concurrently provide to Parent any information concerning the Acquired Corporations that is provided to any

Person given such access which was not previously provided to Parent or its Representatives) and (ii) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal.

(c)                                  Following the Agreement Date, the Company shall (i) promptly (and in any event within 36 hours) notify Parent orally and in writing of any inquiries, proposals or offers with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, or any request for information concerning any Acquired Corporation from any Person or group of Persons who have made or could reasonably be expected to make an Acquisition Proposal, in each case that are received by any Acquired Corporation or any of their Representatives, including the identity of the Person or group of Persons making such Acquisition Proposal, request, inquiry, proposal or offer, (ii) provide to Parent a summary of the material terms and conditions of any Acquisition Proposal, (iii) keep Parent reasonably informed of any material developments, discussions or negotiations (including any amendments or proposed amendments to any material terms or conditions) regarding any Acquisition Proposal on a reasonably prompt basis, (iv) promptly provide Parent with copies of all written Acquisition Proposals, requests, inquiries, proposals or offers or other materials, including proposed agreements and financing documentation, received by any Acquired Corporation or any of their Representatives with respect to any Acquisition Proposal, or that any Acquired Corporation or any of their Representatives delivers to any Person or group with respect to any Acquisition Proposal, and (v) upon the request of Parent, reasonably inform Parent of the status of such Acquisition Proposal.

(d)                                 Nothing in this Agreement, including this Section 6.3 or Section 7.1, shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the stockholders of the Company that is required by applicable securities Laws or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that this Section 6.3(d) shall not be deemed to permit the Company Board to make a Company Adverse Change Recommendation except to the extent permitted by and in accordance with Section 7.1(b).

SECTION 7.                         ADDITIONAL COVENANTS OF THE PARTIES

7.1                               Company Board Recommendation.

(a)                                 Subject to Section 7.1(b), the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents.  During the Pre-Closing Period, neither the Company Board nor any committee thereof shall (i)(A) withdraw or withhold (or modify, change or qualify in a manner adverse to Parent or Purchaser), or publicly propose to withdraw or withhold (or modify, change or qualify in a manner adverse to Parent or Purchaser), the Company Board Recommendation, (B) adopt, approve, recommend or declare advisable, or publicly propose to adopt, approve, recommend or declare advisable, any Acquisition Proposal, (C) if a tender offer or exchange offer for the Company Common Stock that constitutes an Acquisition Proposal is commenced (within the meaning of Rule 14d-2 under the Exchange Act), fail to recommend against acceptance of such tender offer or exchange offer within ten (10) Business Days or (D) if any Acquisition Proposal has been made public, fail to reaffirm the Company Board Recommendation upon request of Parent within the earlier of three (3) Business

Days prior to the then scheduled Expiration Date or 10 Business Days after Parent requests such reaffirmation with respect to such Acquisition Proposal (provided, however, that Parent may make such request only once with respect to such Acquisition Proposal unless such Acquisition Proposal is subsequently publicly modified in any material respect in which case Parent may make such request once each time such modification is made) (any action described in this clause (i) being referred to as a “Company Adverse Change Recommendation”) or (ii) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, enter into or allow the Company or any other Acquired Corporation to execute or enter into any Contract (A) with respect to any Acquisition Proposal or (B) requiring, or which would reasonably be expected to cause, the Company to abandon, terminate, delay or fail to consummate the Transactions (other than an Acceptable Confidentiality Agreement).

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, at any time prior to accepting for payment such number of Shares validly tendered and not validly withdrawn pursuant to the Offer as satisfies the Minimum Condition (the “Offer Acceptance Time”):

(i)                                    if the Company has received a bona fide written Acquisition Proposal (which Acquisition Proposal did not result from or arise out of a breach of Section 6.3(a)) from any Person that has not been withdrawn and after consultation with the Company’s financial advisors and outside legal counsel, the Company Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, (x) the Company Board may make a Company Adverse Change Recommendation or (y) the Company may terminate this Agreement pursuant to Section 9.1(e) to enter into a Specified Agreement with respect to such Superior Offer, in each such case, if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board under applicable Law; (B) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 9.1(e) at least five (5) Business Days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice shall not constitute a Company Adverse Change Recommendation ); and (C) (1) the Company shall have provided to Parent a summary of all the material terms and conditions of the Acquisition Proposal and all other information to be provided in accordance with Section 6.3(d), including a copy of the agreements (including financing arrangements) with respect to such Acquisition Proposal, (2) the Company shall have given Parent the five (5) Business Days after Parent’s receipt of the Determination Notice to propose revisions to the terms of this Agreement or make another proposal, so that such Acquisition Proposal would cease to constitute a Superior Offer, and, to the extent requested by Parent, shall have negotiated in good faith with Parent and its Representatives with respect to such proposed revisions or other proposal, if any, and (3) at the end of such five (5) Business Day period (x) after consultation with the Company’s financial advisors and outside legal counsel, the Company Board shall have determined in good faith that such Acquisition Proposal is a Superior Offer and (y) after consultation with the Company’s outside legal counsel, that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 9.1(e) would be inconsistent with the fiduciary duties of the Company Board under applicable Laws.  For the avoidance of doubt, the provisions of this Section 7.1(b)(i) shall also apply to any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material amendment to any Acquisition Proposal, each of which will require a new Determination Notice (except that the references to five (5) Business Days shall instead be three (3) Business Days); and

(ii)                                other than in connection with an Acquisition Proposal (which shall be subject to Section 7.1(b)(i)), the Company Board may make a Company Adverse Change Recommendation in response to a Change in Circumstance, if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board under applicable Laws; (B) the Company shall have given Parent a Determination Notice at least five (5) Business Days prior to making any such Company Adverse Change Recommendation; and (C) (1) the Company shall have specified the Change in Circumstance in reasonable detail in the Determination Notice, including the facts and circumstances that render a Company Adverse Change Recommendation necessary in the determination of the Company Board, (2) the Company shall have given Parent the five (5) Business Days after Parent’s receipt of the Determination Notice to propose revisions to the terms of this Agreement or make another proposal, and shall have negotiated in good faith with Parent and its Representatives, to the extent Parent desires to do so, with respect to such proposed revisions or other proposal, if any, and (3) after considering any such revisions or proposals and the results of any such negotiations and giving effect to the revisions or proposals made by Parent, if any, after consultation with its outside legal counsel, the Company Board shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstance would be inconsistent with the fiduciary duties of the Company Board under applicable Law.  For the avoidance of doubt, the provisions of this Section 7.1(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance, each of which will require a new Determination Notice (except that the references to five (5) Business Days shall instead be three (3) Business Days).

7.2                               Filings, Consents and Approvals.

(a)                                 Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable under applicable Antitrust Laws to consummate and make effective the Transactions as soon as reasonably practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body in connection with any Antitrust Law; (ii) the obtaining of all necessary consents, authorizations, approvals or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions.

(b)                                 The Parties agree to use their respective reasonable best efforts to promptly take, and cause their respective Affiliates to use their respective reasonable best efforts to take, all actions and steps requested or required by any Governmental Body as a condition to granting any consent, permit, authorization, waiver, clearance or approval, and to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, as the FTC or DOJ, or other Governmental Bodies of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are sought with respect to the Transactions, so as to obtain such consents, permits, authorizations, waivers, clearances, approvals or termination of the waiting period under the HSR Act or other Antitrust Laws, and to avoid the commencement of a lawsuit by the FTC, the DOJ or other Governmental Bodies under Antitrust Laws, and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or materially delaying the Offer Acceptance Time or the Closing or delaying the Offer Acceptance Time beyond the Expiration Date.

(c)                                  Subject to the terms and conditions of this Agreement, each of the Parties hereto shall (and shall cause their respective Affiliates, if applicable, to): (i) promptly, but in no event later than ten (10) Business Days after the Agreement Date, make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions and (ii) cooperate with each other in determining whether, and promptly preparing and making, any other filings or notifications or other consents required to be made with, or obtained from, any other Governmental Bodies in connection with the Transactions.

(d)                                 Without limiting the generality of anything contained in this Section 7.2, during the Pre-Closing Period, each Party hereto shall use its reasonable best efforts to (i) reasonably cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and providing the other Party with any information that may be necessary to prepare any such filings and submissions, (ii) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions, (iii) keep the other Parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly inform the other Parties of any communication to or from the FTC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (v) upon request, promptly furnish to the other Party, subject to an appropriate confidentiality agreement to limit disclosure to outside counsel and consultants retained by such counsel, with copies of documents provided to or received from any Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (vi) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants retained by such counsel, consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding, and (vii) except as may be prohibited by any Governmental Body or by any Law, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, each Party hereto shall provide advance notice of and permit authorized Representatives of the other Party to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding; provided, however, that materials required to provided pursuant to this Section 7.2(d) may be redacted (A) to remove references concerning the valuation of Parent, Purchaser, Company, or any of their respective Subsidiaries or assets and (B) as necessary to address reasonable privilege or confidentiality concerns; provided, further that the Party shall use commercially reasonable efforts to otherwise address such privilege or confidentiality concerns (including using commercially reasonable efforts to obtain the consent of a third party to provide such materials) prior to redaction of such materials.  Each Party shall supply as promptly as practicable such information, documentation, other material or testimony that may be reasonably requested by any Governmental Body, including by complying at the earliest reasonably practicable date with any reasonable request for additional information, documents or other materials received by any Party or any of their respective Subsidiaries from any Governmental Body in connection with such applications or filings for the transactions contemplated by this Agreement. Purchaser shall pay all filing fees under the HSR Act and for any filings required under foreign Antitrust Laws, but the Company shall bear its own costs for the preparation of any such filings.  Neither Party shall commit to or agree with any Governmental Body to stay, toll or extend any applicable waiting period under the HSR Act, or pull and refile under the HSR Act, or other applicable Antitrust Laws, without the prior written consent of the other.

(e)                                  Before the Closing, each of Purchaser, Parent the Company and their respective controlled Affiliates shall not, directly or indirectly, acquire or agree to acquire any assets, business or any Person, whether by merger, consolidation, purchasing a portion of the assets of or equity in any Person or by any other manner or engage in any other similar transaction if the entering into of any agreement relating to or the consummation of such acquisition, merger, consolidation, purchase or other similar transaction would reasonably be expected to (i) impose any material delay in the expiration or termination of any applicable waiting period or impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, clearance, approval or order of a Governmental Body necessary to consummate the Offer, the Merger and the other Transactions, including any approvals and expiration of waiting periods pursuant to the HSR Act or any other applicable Law, (ii) increase the risk of any Governmental Body entering, or increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Offer, the Merger and the other Transactions or (iii) otherwise materially delay or impede the consummation of the Offer, the Merger and the other Transactions.

7.3                               Employee Benefits. Parent agrees that from and after the Effective Time, Parent shall or shall cause the Surviving Corporation to assume and honor all individual severance and employment agreements for all Continuing Employees (as defined below), in each case, in accordance with their terms as in effect immediately prior to the Effective Time.  For a period of one (1) year following the Effective Time, Parent shall provide, or cause to be provided, to each employee of the Company who is employed by the Company as of immediately prior to the Effective Time and who continues to be employed by the Surviving Corporation (or any Affiliate thereof) during such one-year period (each, a “Continuing Employee”) base salary (or base wages, as the case may be) and short-term cash incentive compensation opportunities (including, but not limited to, bonuses and commission opportunities), each of which is no less favorable than the base salary (or base wages, as the case may be) and short-term cash incentive compensation opportunities provided to such Continuing Employee immediately prior to the Effective Time, and other employee benefits (including severance benefits) that are substantially similar in the aggregate to the employee benefits (including severance benefits) provided to such Continuing Employee immediately prior to the Effective Time.  Without limiting the foregoing:

(a)                                 Each Continuing Employee shall be given service credit for all purposes, including for eligibility to participate, benefit levels (including, for the avoidance of doubt, levels of benefits under Parent’s or the Surviving Corporation’s vacation policy) and eligibility for vesting under Parent or the Surviving Corporation’s employee benefit plans and arrangements with respect to his or her length of service with the Company (and its Subsidiaries and predecessors) prior to the Closing Date, provided, that the foregoing shall not result in the duplication of benefits or apply to any defined benefit pension plan or post-retirement medical plan.

(b)                                 With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to and instruct its Affiliates to, as applicable (and without duplication of benefits), assume the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the Company.

(c)                                  To the extent that service is relevant for eligibility, vesting or allowances (including paid time off) under any health or welfare benefit plan of Parent or the Surviving Corporation in which any Continuing Employee is eligible to participate after the Effective Time, then Parent shall (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees, to the extent that such conditions, exclusions and waiting periods would not apply under a similar employee benefit plan in which such employees participated prior to the Effective Time and (ii) use reasonable best efforts to ensure that such health or welfare benefit plan shall, for purposes of eligibility, vesting, deductibles, co-payments and out-of-pocket maximums and allowances (including paid time off), credit Continuing Employees for service and amounts paid prior to the Effective Time with the Company to the same extent that such service and amounts paid were recognized prior to the Effective Time under the corresponding health or welfare benefit plan of the Company.  For the avoidance of doubt, Parent shall use reasonable best efforts to cause any eligible expenses incurred by a Continuing Employee and his or her covered dependents during the portion of the plan year immediately before the Effective Time to be taken into account for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with the applicable health or welfare benefit plan of Parent or the Surviving Corporation.

(d)                                 The Company shall make available to Parent a final, true, correct and complete version of the Employee Census no later than ten (10) days prior to the Effective Time.

(e)                                  The provisions of this Section 7.3 are solely for the benefit of the Parties to this Agreement, and no provision of this Section 7.3 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no other Person (including any current or former employee or any other individual associated therewith) shall be regarded for any purpose as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof.  Nothing in this Agreement shall be deemed to be a guarantee of continued employment to any employee of any Acquired Corporation.

7.4                               Indemnification of Officers and Directors.

(a)                                 All rights to indemnification, advancement of expenses and exculpation by the Company existing as of the Agreement Date (or pursuant to any Contract entered into after the execution of this Agreement with Parent’s prior written consent) in favor of those Persons who are directors and officers of any Acquired Corporation as of the Agreement Date or have been directors and officers of any Acquired Corporation in the past (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the certificate of incorporation and bylaws (or applicable governing documents) of the applicable Acquired Corporation (as in effect as of the Agreement Date) and as provided in the indemnification agreements between the Acquired Corporation and said Indemnified Persons set forth in Section 7.4 of the Company Disclosure Letter and made available by the Company to Parent or Parent’s Representatives prior to the Agreement Date, shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons, and shall be observed by the Surviving Corporation and its Subsidiaries to the fullest extent available under Delaware law for a period of six years from the Effective Time, and any claim made pursuant to such rights within such six-year period shall continue to be subject to this Section 7.4(a) and the rights provided under this Section 7.4(a) until disposition of such claim.

(b)                                 From and after the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation (together with its successors and assigns, the “Indemnifying Parties”) shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each Indemnified Person in his or her capacity as an officer or director of an Acquired Corporation against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Indemnified Person as an officer or director of an Acquired Corporation in connection with any pending or threatened Legal Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was a director or officer of an Acquired Corporation at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the transactions contemplated herein.  Without limiting the foregoing, from the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, the Indemnifying Parties shall also, to the fullest extent permitted under applicable Laws, advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 7.4(b), subject to the execution by such Indemnified Persons of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 7.4(b).  Parent shall cause the Surviving Corporation to comply with its obligations under this Section 7.4(b).

(c)                                  From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain, and Parent shall cause the Surviving Corporation to maintain, in effect, the current policy of directors’ and officers’ liability insurance maintained by the Acquired Corporations as of the Agreement Date for the benefit of the Indemnified Persons who are currently covered by such existing policy with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Company (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable in the aggregate than the existing policy (or at or prior to the Effective Time Parent or the Company may (through a nationally recognized insurance broker approved by Parent (such approval not to be unreasonably withheld, conditioned or delayed)) purchase a six-year “tail” policy for the existing policy effective as of the Effective Time) and if such “tail policy” has been obtained, it shall be deemed to satisfy all obligations to obtain or maintain insurance pursuant to this Section 7.4(c); provided, however, that in no event shall the Surviving Corporation be required to, and without Parent’s consent the Company may not, expend in any one (1) year an amount in excess of 300% of the annual premium currently payable by the Company with respect to such current policy, it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, Parent shall be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount.

(d)                                 In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 7.4.

(e)                                  The provisions of this Section 7.4 shall survive the acceptance of Shares for payment pursuant to the Offer and the consummation of the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.  This Section 7.4 may not be amended, altered or repealed after the Offer Acceptance Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

7.5                               Securityholder Litigation.  The Company shall promptly notify Parent of any Legal Proceeding against the Company or any of its directors or officers relating to the Transactions and shall keep Parent apprised on a prompt basis of any material developments with respect to any such Legal Proceeding.  The Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any such Legal Proceeding (and the Company shall in good faith take such comments and other advice into account), and the right to consult in the defense and on any settlement with respect to any such Legal Proceeding, and the Company shall in good faith take such consultation into account.  No such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

7.6                               Additional Agreements.  Without limitation or contravention of the provisions of Section 7.2, and subject to the terms and conditions of this Agreement, Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Transactions.  Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party will (a) make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Offer and the Merger and the other Transactions, (b) use commercially reasonable efforts to obtain each Consent (if any) required to be obtained pursuant to any applicable Law or Material Contract by such Party in connection with the Transactions, in each case, to the extent requested by Parent in writing (provided that, in the case of this clause (b), in no event shall any Party be required to pay any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the Transactions under any Contract) and (c) use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Offer or the Merger brought by any third Person against such Party. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

7.7                               Disclosure.  The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Offer, the Merger, this Agreement or any of the other Transactions and shall not issue any such press release or public statement without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed).  Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in its filings under applicable securities Laws, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party); (b) a Party may, without the prior consent of the other Party hereto but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by any Law; (c) the Company need not consult with Parent in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 6.3(d); and (d) no Party shall be required to consult with any other Party in connection with such portion of any press release, public statement or filing to be issued with respect to any Acquisition Proposal or Company Adverse Change Recommendation (provided that nothing in this Section 7.7 limits or otherwise modifies the Company’s obligations under Sections 6.3 or 7.1).

7.8                               Takeover Laws; Advice of Changes.

(a)                                 If any Takeover Law may become, or may purport to be, applicable to the Offer, the Merger or any of the other Transactions, each of Parent and the Company and their respective Boards of Directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Offer, the Merger and the other

Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Offer, the Merger or the other Transactions.

(b)                                 The Company shall give prompt notice to Parent (and shall subsequently keep Parent informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has had or would reasonably be expected to result in, individually or in the aggregate, any Material Adverse Effect with respect to it or (ii) is reasonably likely to result in any of the conditions set forth in Section 8 or Annex I not being able to be satisfied prior to the End Date. Parent shall give prompt notice to the Company (and shall subsequently keep the Company informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (A) has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (B) is reasonably likely to result in any of the conditions set forth in Section 8 not being able to be satisfied prior to the End Date; provided, that, (x) the delivery of any notice pursuant to this Section 7.8(b) shall not affect or be deemed to modify any representation, warranty, covenant, right, remedy or condition to any obligation hereunder and (y) the Company’s obligations, actions or inactions pursuant to this Section 7.8(b) shall be deemed excluded for purposes of determining whether the condition set forth in clause (c) of Annex I has been satisfied.

7.9                               Section 16 Matters.  The Company, and the Company Board, shall, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of the Shares and Company Stock Awards in the Transactions by applicable individuals and to cause such dispositions or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.10                        Rule 14d-10 Matters.  Prior to the Offer Acceptance Time, the Compensation Committee of the Company Board shall take all such steps as may be required to approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between the Company or any of its Affiliates and any of the current or future officers, directors, employees or other service providers of the Company or any of its Subsidiaries that are effective as of the Agreement Date or are entered into after the Agreement Date and prior to the Offer Acceptance Time pursuant to which compensation is paid or payable to such officer, director, employee or other service provider and shall take all other action necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) (2) under the Exchange Act.

7.11                        Purchaser Stockholder Consent.  Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Purchaser, a written consent adopting this Agreement.

7.12                        Stock Exchange Delisting; Deregistration.  Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

7.13                        Financing.

(a)                                 Parent and Purchaser acknowledge and agree that prior to the Effective Time and except as expressly provided in this Section 7.13, the Company and, at all times, its Affiliates and its and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under, any financing that Parent and Purchaser may raise in connection with the Transactions.  Parent and Purchaser shall, on a joint and several basis, indemnify and hold harmless the Company and its Affiliates and its and their respective Representatives from and against, and compensate and reimburse the Company and its Affiliates and its and their respective Representatives for, any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing (except to the extent that such loss, damage, claim, cost or expense arises from material misstatements or omissions in information provided by or on behalf of the Company, any of its Affiliates or any of their respective Representatives in connection with the Financing).  Parent shall promptly, upon request of the Company, reimburse the Acquired Corporations for all reasonable and documented out-of-pocket costs incurred by the Acquired Corporations in connection with Section 7.13(g).

(b)                                 Each of Parent and Purchaser shall use its reasonable best efforts to do, or cause to be done, all things necessary to arrange and obtain the proceeds of the Financing as promptly as reasonably practicable on the terms and conditions described in the Commitment Letter, including by using reasonable best efforts to (i)  maintain in effect the Commitment Letter, subject to the modifications expressly permitted hereunder, (ii) negotiate as promptly as possible, and enter into, definitive agreements relating to the Financing at the Closing, (iii) satisfy and to cause their respective Representatives to satisfy, on a timely basis, all conditions applicable to Parent, Purchaser or their respective Representatives in the Commitment Letter within their respective control, (iv) consummate the Financing at or prior to the Closing, (v) enforce its rights under the Commitment Letter and the Financing Agreements and (vi) at the written request of the Company, request written confirmation from the Financing Sources that the Financing will be funded in accordance with the terms of the Financing.  Parent shall keep the Company reasonably informed of the status of its efforts to arrange the Financing.

(c)                                  Parent and Purchaser shall not agree to, or permit, without the prior written consent of the Company, any assignment, amendment, supplement or modification to be made to, replacement, restatement or substitution of, or any waiver by Parent or Purchaser of any provision or remedy under, the Commitment Letter (including with respect to any alternative financing intended to replace or be substituted for, in whole or in part, any portion of the Financing) if such assignment, amendment, supplement, modification, replacement, restatement, substitution or waiver (i) reduces the aggregate principal amount or the net cash proceeds of the Financing (after netting or payment of all fees, expenses and other amounts) to be funded on the Closing Date unless the Financing, alternative financing permitted in accordance herewith or cash on hand is increased by a corresponding amount (or Purchaser may draw upon an available revolving credit facility to fund an amount equal to such reduction), (ii) imposes new or additional conditions precedent or otherwise expands, amends or modifies any of the conditions precedent to the receipt of the Financing, in each case to the extent that doing so would reasonably be expected to prevent, materially impede or delay the consummation of the Financing or (iii) adversely affects the ability of Parent or Purchaser to enforce their respective rights against other parties to the Commitment Letter.  For the avoidance of doubt, Parent and Purchaser may amend, modify, assign, supplement, substitute, replace or restate the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents and similar entities, in each case subject to the foregoing clauses (i) through (iii) of the immediately preceding sentence.

(d)                                 In the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Commitment Letter for any reason whatsoever (other than as the result of any financing that replaces or is substituted for, in whole or in part, any portion of the Financing pursuant to any replacement or substitution Commitment Letter in accordance with the requirements of Section 7.13(c) above), (i) Parent shall promptly so notify the Company and (ii) Parent and Purchaser shall use reasonable best efforts to arrange and obtain, and negotiate and enter into commitment letters or definitive agreements with respect to, alternative financing in an amount sufficient, when added to the portion of the Financing (if any) and cash on hand that is available and will be funded at or prior to Closing, to consummate the Transactions and to pay all related fees and expenses upon terms and conditions not materially less favorable, taken as a whole, to Parent and Purchaser (as determined by Parent in good faith) and to the Company (solely with respect to conditionality) than those in the Commitment Letter, as promptly as practicable following the occurrence of such event (and in any event no later than the Closing Date).  The definitive agreements entered into pursuant to Section 7.13(b) or the first sentence of this Section 7.13(d), are referred to in this Agreement, collectively, as the “Financing Agreements.”

(e)                                  Each of Parent and Purchaser acknowledges and agrees that neither the obtaining of the Financing or any alternative financing, nor the completion of any issuance of securities contemplated by any alternative financing, is a condition to the Closing, and reaffirms its obligation to consummate the Transactions irrespective and independently of the availability of the Financing or any alternative financing, or the completion of any such issuance, subject only to the satisfaction of the applicable conditions set forth in Section 8 and Annex I.

(f)                                   Parent and Purchaser shall (i) give the Company written notice of (A) any material default or breach or threatened (in writing) material default or breach by any party of the Commitment Letter of which Parent or Purchaser becomes aware or any termination or threatened (in writing) termination thereof, (B) the receipt of any written notice or other written communication, in each case from any Financing Source or any Affiliate thereof with respect to any actual or potential breach, default, termination or repudiation by any party to the Commitment Letter or Financing Agreements or any material dispute or disagreement between or among any parties to the Commitment Letter or Financing Agreements with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing, (ii) give the Company written notice if for any reason Parent or Purchaser believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by the Commitment Letter or Financing Agreements and (iii) keep the Company reasonably informed with respect to all material activity concerning the status of the Financing.

(g)                                 The Company shall use its reasonable best efforts, and shall cause the other Acquired Corporations to use reasonable best efforts, and shall use its reasonable best efforts to cause the Representatives of the Acquired Corporations to, at Parent’s sole expense, cooperate with Parent in connection with the arrangement of the Financing as may be reasonably requested by Parent in connection with the arrangement of the Financing (provided that such cooperation does not unreasonably interfere with the ongoing operations of the Acquired Corporations), such reasonable best efforts to include, (i) reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, and the preparation, execution and delivery of guarantees, mortgages, other definitive financing documents or other certificates or documents as may reasonably be requested by Parent, including obtaining releases of existing Encumbrances (to the extent required in the Commitment Letter); provided that all of the foregoing, including any obligations and releases of Encumbrances contained in all such agreements and documents, shall be subject to the occurrence of the Closing and become effective no earlier than immediately following the Closing, (ii) providing a certificate of the chief financial officer or person performing similar functions of the Company in the form attached to the Commitment Letter with respect to solvency matters and providing customary authorization letters with respect to the bank information memoranda at the Closing, (iii) furnishing all documentation and other information reasonably requested in writing required by a Governmental Body under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001, but in each case, solely as relating to the Acquired Corporations, (iv) furnishing Parent and Purchaser such other pertinent financial and other customary information relating to the Acquired Corporations as Parent, Purchaser or any Financing Source shall reasonably request, (v) obtaining customary payoff letters and any necessary lien terminations and other instruments of discharge in connection with repayment of existing indebtedness of the Acquired Corporations reasonably requested by Parent and Purchaser, (vi) taking all customary corporate, limited liability company or similar administrative or organizational actions reasonably necessary to permit the consummation of the Financing, (vii) preventing the offer, placement or arrangement of any debt securities or bank or other credit facilities (except as expressly permitted by Section 6.2) by or on behalf of any Acquired Corporation, (viii) cooperating with the marketing efforts of Parent, Purchaser and the Financing Sources in respect of the Financing and (ix) reasonably assisting in the preparation, execution and delivery of one or more credit agreements, indentures, purchase agreements, pledge and security documents and other definitive financing documents as may be reasonably requested by Parent; provided that all of the foregoing in this clause (ix) shall be subject to the occurrence of the Closing and become effective no earlier than immediately following the Closing.  Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require any cooperation to the extent that it would require any Acquired Corporation to (i) waive, breach or amend any terms of this Agreement, (ii) pay or agree to pay any commitment or other fees or pay, incur or reimburse any expenses prior to the Effective Time (except, in each case, to the extent subject to concurrent reimbursement by Parent), (iii) approve the execution or delivery of any document or certificate in connection with the Financing (or any alternative financing) prior to the Effective Time, (iv) take any action that would conflict with, violate or result in a breach of or default under any organizational documents of the Company or of any of its Affiliates or any applicable Law, (v) require providing access to or disclose information that the Company determines on the advice of outside counsel would jeopardize any attorney client privilege of, or conflict with any confidentiality requirements (to the extent not entered into in contemplation of the Offer or the Merger) applicable to, the Company (provided that the Company shall use its reasonable best efforts to inform Parent that such information is being withheld, but solely if providing such notice would not violate such obligation of confidentiality), or (vi) require any director or manager of the Company (or any Subsidiary, to the extent the board of directors, managers or members will be changing in connection with, or as a result of, the Offer, the Merger and the other Transactions) to pass resolutions or consents to approve or authorize the execution of the Financing or the Financing Agreements (and in the case of any Subsidiary whose board of directors, managers or members will not be changing in connection with, or as a result of, the Transactions, no such resolutions or consents shall be deemed executed or effective until the Effective Time), in each case for this clause (vi) that are not contingent on the Closing or would be effective prior to Closing.

(h)                                 The Company hereby consents to the use of all logos of the Acquired Corporations in connection with the Financing so long as such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage any of the Acquired Corporations or the reputation or goodwill of any of the Acquired Corporations and (ii) are used solely in connection with a description of the Company, its business and products or the Transactions.

SECTION 8.                         CONDITIONS PRECEDENT TO THE MERGER

The obligations of the Parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

8.1                               No Restraints.  There shall not have been issued by any Governmental Body of competent jurisdiction and remain in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, nor shall any action have been taken, or Law  or order have been promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Body which directly or indirectly prohibits, or makes illegal, the consummation of the Merger.

8.2                               Consummation of Offer.  Purchaser (or Parent on Purchaser’s behalf) shall have irrevocably accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn.

SECTION 9.                         TERMINATION

9.1                               Termination.  This Agreement may be terminated prior to the Offer Acceptance Time:

(a)                                 by mutual written consent of Parent and the Company;

(b)                                 by either Parent or the Company, if (A) the Offer Acceptance Time shall not have occurred on or before midnight, Eastern Time, on December 31, 2019 (the “End Date”) or (B) the Offer is terminated or withdrawn in accordance with Section 2.1(c) of this Agreement without any Shares being purchased thereunder; provided, however, that neither Parent nor the Company shall be permitted to terminate this Agreement pursuant to this Section 9.1(b) in the event that such Party’s material breach of any provision of this Agreement has caused or resulted in the events specified in this Section 9.1(b) occurring;

(c)                                  by either Parent or the Company, if a court of competent jurisdiction or other Governmental Body shall have issued an order, decree or ruling, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal, which order, decree or ruling shall be final and nonappealable; provided, however, neither Parent nor the Company shall be permitted to terminate this Agreement pursuant to this Section 9.1(c) in the event that such Party’s material breach of any provision of this Agreement shall have been the cause of, or resulted in, the issuance of such final and nonappealable order, decree or ruling;

(d)                                 by Parent if: the Company Board has not included the Company Board Recommendation in the Schedule 14D-9 when disseminated to the holders of Shares, or shall have effected a Company Adverse Change Recommendation (whether or not in compliance with Section 7.1);

(e)                                  by the Company in order to accept a Superior Offer and substantially concurrently with such termination enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (a “Specified Agreement”); provided that the Company (i) has complied in all material respects with the requirements of Sections 6.3 and 7.1(a) and 7.1(b)(i) with respect to such Superior Offer and (ii) prior to or concurrently with (and as a condition to) such termination, has paid the Termination Fee to Parent (or its designee);

(f)                                   by Parent if a breach of any representation or warranty contained in Section 4 of this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that the condition set forth in any of clauses “(b)”, “(c)” or “(d)” of Annex I would not be satisfied and cannot be cured by the Company by the End Date, or if capable of being cured by the End Date, shall not have been cured within thirty (30) days of the date Parent gives the Company written notice of such breach or failure to perform; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(f) if either Parent or Purchaser is then in material breach of any representation, warranty, covenant or obligation hereunder;

(g)                                 by the Company if a breach of any representation or warranty contained in Section 5 of this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Purchaser shall have occurred, in each case if such breach or failure has prevented or would reasonably be expected to prevent Parent or Purchaser from consummating the Offer or the Merger pursuant to this Agreement and such breach or failure cannot be cured by Parent or Purchaser, as applicable, by the End Date, or if capable of being cured by the End Date, shall not have been cured within thirty (30) days of the date the Company gives Parent written notice of such breach or failure to perform; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(g) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder; or

(h)                                 by the Company if Purchaser has not commenced (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the period specified in Section 2.1(a) or if Purchaser shall have failed to accept for payment and pay for all Shares validly tendered (and not validly withdrawn) when required to do so in accordance with the terms of this Agreement;

provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(h) in the event that Purchaser’s failure to commence the Offer is primarily due to the Company’s material breach of this Agreement.

9.2                               Effect of Termination.  In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Purchaser or the Company or their respective directors, officers and Affiliates following any such termination; provided, however, that (a) this Section 9.2, Section 2.1(d), Section 2.2(b), Section 6.1, Section 7.13(a), Section 9.3 and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) subject to Section 9.3(b), the termination of this Agreement shall not relieve any Party from any liability for any Fraud or Willful Breach prior to the date of termination. Nothing herein shall limit or prevent any Party from exercising any rights or remedies it may have under Section 10.5(b) in lieu of terminating this Agreement pursuant to Section 9.1.

9.3                               Expenses; Termination Fee.

(a)                                 Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Offer and Merger are consummated.

(b)                                 In the event that:

(i)                                    this Agreement is terminated by the Company in accordance with Section 9.1(e);

(ii)                                this Agreement is terminated by Parent in accordance with Section 9.1(d); or

(iii)                            (A) this Agreement is terminated pursuant to Section 9.1(b) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso of Section 9.1(b)), (B) after the Agreement Date and prior to such termination, any Person (other than Parent or any of its Affiliates) shall have publicly disclosed an Acquisition Proposal or an Acquisition Proposal becomes publicly known and (C) within twelve (12) months of such termination, the Company shall have entered into a definitive agreement in respect of an Acquisition Proposal or consummated an Acquisition Proposal (provided that for purposes of this clause (C), the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%” and the reference to “license of assets” in the definition of “Acquisition Proposal” shall be deemed to be “license of assets in the U.S.” unless the Acquisition Proposal referred to in clause (B) constitutes the basis for, or is substantially similar to, the Acquisition Proposal referred to in clause (C), in which case the reference to “license of assets” shall not be modified in any respect).

then, in any such event under clause “(i)”, “(ii)” or “(iii)” of this Section 9.3(b), the Company shall pay, or shall cause to be paid, to Parent or its designee the Termination Fee by wire transfer of same day funds to an account designed in writing by Parent (x) in the case of Section 9.3(b)(i), substantially concurrently with (and as a condition to) such termination, (y) in the case of Section 9.3(b)(ii), within two (2) Business Days after such termination or (z) in the case of Section 9.3(b)(iii), prior to or substantially concurrently with the execution of the definitive agreement or the consummation of the Acquisition Proposal referred to in subclause (C) of Section 9.3(b)(iii), whichever is earlier; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.  As used herein, “Termination Fee” means a cash amount equal to $32,000,000. In the event that Parent or its designee shall receive full payment of the Termination Fee pursuant to this Section 9.3(b) and any payments pursuant to Section 9.3(c), the receipt of the Termination Fee and any payments pursuant to Section 9.3(c) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective Affiliates and Representatives or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser, any of their respective Affiliates and Representatives (collectively, “Parent Related Parties”) or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates or any of its Representatives arising out of, relating to, or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided, however, that nothing in this Section 9.3(b) shall limit the rights of Parent or Purchaser under Section 10.5(b) or in the case of Fraud or Willful Breach.  Parent’s right to receive payment from the Company of the Termination Fee pursuant to Section 9.3(b), and, if applicable, any payments under Section 9.3(c), shall be the sole and exclusive remedy of the Parent Related Parties against the Company and any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members, Affiliates or Representatives (collectively, “Company Related Parties”) in any circumstance in which Parent accepts payment of the Termination Fee, and none of the Company Related Parties shall have any further liability or obligation relating to, arising out of, or in connection with, this Agreement or the Transactions; provided, however, that nothing in this Section 9.3(b) shall limit the rights of Parent or Purchaser under Section 10.5(b) or in the case of Fraud or Willful Breach.

(c)                                  The Parties acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 9.3, and, in order to obtain the payment, Parent commences a Legal Proceeding which results in a judgment against the Company, the Company shall pay Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented outside attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount at a rate equal the prime rate as published in the Wall Street Journal on the date such payment was required to be made, with such interest accruing on such amount from the date such payment was required to be made through the date such payment was made to Parent or its designee.

SECTION 10.                  MISCELLANEOUS PROVISIONS

10.1                        Amendment.  Prior to the Offer Acceptance Time, subject to Section 7.4(e), this Agreement may be amended with the approval of the respective Boards of Directors of the

Company and Parent at any time.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

10.2                        Waiver.  No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.3                        No Survival of Representations and Warranties.  None of the representations and warranties contained in this Agreement or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Merger.

10.4                        Entire Agreement; Counterparts.  This Agreement, the Support Agreements, the CVR Agreement and the other agreements and schedules referred to herein constitute the entire agreement and supersede all contemporaneous and prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect; provided, further, that if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5                        Applicable Laws; Jurisdiction; Specific Performance; Remedies.

(a)                                 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  In any action or proceeding arising out of or relating to this Agreement or any of the Transactions: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this Section 10.5(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties hereto); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 10.8.  Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in the Court of Chancery of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum (including, any claim based on the doctrine of forum non conveniens or any similar doctrine).  The Parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b)                                 The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions.  Subject to the terms and conditions of this Section 10.5(b), the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the provisions set forth in Section 9.3: (x) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (y) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement and (iii) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent nor Purchaser would have entered into this Agreement. Each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.  The Parties hereto acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction.  Notwithstanding the foregoing, in no event shall the Company be entitled to seek the remedy of specific performance of this Agreement directly against the Financing Sources, solely in their respective capacities as lenders or arrangers in connection with the Financing.

(c)                                  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.6                        Assignability.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned without the prior written consent of the other Parties hereto, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided, further, however, that Parent or Purchaser may (a) assign its rights under this Agreement to any direct or indirect wholly owned Subsidiary so long as Parent provides the Company with prior written notice of such assignment and such assignment does not impede or delay the consummation of the Transactions or otherwise impede the rights of the stockholders of the Company under this Agreement) and (b) pledge, transfer or assign its respective rights hereunder to its Financing Sources as collateral security, without the prior written consent of the Company; provided that no such assignment, transfer or pledge permitted pursuant to this Section 10.6 shall relieve Parent or Purchaser of its obligations hereunder.

10.7                        No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (i) if the Offer Acceptance Time occurs (A) the right of the Company’s stockholders to receive the Offer Price or Merger Consideration, as applicable and (B) the right of the holders of Company Stock Awards to receive the Merger Consideration pursuant to Section 3.8; (ii) each Indemnified Person set forth in Section 7.4; (iii) the limitations on liability of the Company Related Parties set forth in Section 9.3(b); and (iv) the provisions of Section 10.12 with respect to Financing Sources. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties and, in some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.8                        Notices.  Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) Business Days after being sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission or (d) if sent by email transmission after 6:00 p.m. recipient’s local time, the Business Day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address, as applicable, set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties hereto):

if to Parent or Purchaser (or following the Effective Time, the Company):

Swedish Orphan Biovitrum AB (publ)
Tomtebodavägen 23A
SE-112 76
Stockholm, Sweden
Attention:	Torbjörn Hallberg
E-mail:	Torbjorn.Hallberg@sobi.com

with a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:	Damien R. Zoubek
Facsimile:	(212) 474-3700
E-mail:	dzoubek@cravath.com

if to the Company (prior to the Effective Time):

Dova Pharmaceuticals, Inc.
240 Leigh Farm Road
Suite 245
Durham, North Carolina 27707
Attention:	David Zaccardelli
Marc Banjak
Email:	dzaccardelli@dova.com
mbanjak@dova.com

with a copy to (which shall not constitute notice):

Cooley LLP
101 California Street, Floor 5
San Francisco, CA 94111
Attention:	Jamie Leigh
Ian Nussbaum
Facsimile:	(415) 693-2222
E-mail:	jleigh@cooley.com
inussbaum@cooley.com

10.9                        Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.10                 Obligation of Parent.  Parent shall ensure that Purchaser duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to Purchaser under this Agreement, and Parent shall be jointly and severally liable with Purchaser for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

10.11                 Interpretations.  For purposes of this Agreement, the Parties agree that: (a) whenever the context requires, the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders; (c) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”; (d) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation;” (e) the meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders; (f) where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires; (g) a reference to any specific Law or to any provision of any Law includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date; (h) references to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented as of the Agreement Date or, thereafter from time to time; (i) they have been represented by legal counsel during the negotiation and execution and delivery of this Agreement and therefore waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document; (j) the information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement or such information constitutes a representation or warranty of the Company; (k) the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”) and (l) “made available” and words of similar import refer to documents which were (i) delivered in person or electronically to the other Party or its Representatives or posted to the electronic data room maintained by the disclosing party or its Representatives in connection with the Transactions prior to the execution of this Agreement (provided that, in the case of delivery electronically or via such data room, the other Party had access to such documents on or prior to the execution of this Agreement (it being agreed that a Party shall be deemed to have had access to such documents where such documents were provided to a limited number of such Party’s Representatives pursuant to “clean team” or other agreed upon restrictions) and such documents were not removed from such data site prior to the Agreement Date) or (ii) filed with the SEC and publicly available on an unredacted basis on or prior to the Agreement Date.  Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and

Exhibits, Annexes or Schedules to this Agreement.  The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.  The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date.  If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following August 18 is September 18 and one month following August 31 is October 1).  All references to “Dollars” or “$” are to United States Dollars, unless expressly stated otherwise.

10.12                 Financing Parties.  Notwithstanding anything in this Agreement to the contrary, but without in any way limiting the rights and claims of Parent or Purchaser under and pursuant to any commitment letter or any definitive agreement entered into by Parent or Purchaser with respect to any debt financing arrangements in connection with the Transactions, including the Commitment Letter, each of the Parties, on behalf of themselves and their respective controlled Affiliates, hereby: (a) agrees that any Legal Proceeding involving the Financing Sources, whether in law or in equity, whether in contract or in tort or otherwise, in any way arising out of or relating to this Agreement, the Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of, and shall be brought and heard and determined exclusively in, any federal court of the United States sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (b) agrees that any such Legal Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise expressly provided in the Financing Agreements; (c) agrees not to bring or support or permit any of its affiliates to bring or support any Legal Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to this Agreement, the Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal court of the United States sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York; (d) agrees that service of process upon a Party and its Subsidiaries in any such Legal Proceeding shall be effective if notice is given in accordance with Section  10.8; (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in any such court; (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Legal Proceeding brought against the Financing Sources in any way arising out of or relating to, this Agreement, the Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (g) agrees that none of the Financing Sources will have any liability to any Party or any of its Subsidiaries or Representatives (in each case, other than Parent or its Subsidiaries) in any way relating to or arising out of this Agreement, the Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, and waives any and all claims and causes of action against the Financing Parties in any way relating to or arising out of the foregoing; (h) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate, and not to assist) any Legal Proceeding against, or otherwise make or seek to enforce any claims against or seek to recover any monetary damages from, any Financing Party under or in connection with this Agreement, the Financing Agreements or the transactions contemplated hereby or thereby; (i) agrees that the Financing Parties are express third party beneficiaries of, and may enforce, this Section 10.12 and any of the provisions in this Agreement reflecting the agreements in this Section 10.12; and (j) agrees that the provisions in this Section 10.12 and (and any other provisions of this Agreement to the extent a modification thereof would affect the substance of any of the foregoing) shall not be amended, waived or otherwise modified, in each case, in any way adverse to the Financing Sources without the prior written consent of the Financing Sources.

10.13                 Company Disclosure Letter References.  The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties (or covenants, as applicable) of the Company or another Acquired Corporation, as applicable, that are set forth in the corresponding Section or subsection of this Agreement and any other Section or subsection of this Agreement to the extent the relevance of such disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

DOVA PHARMACEUTICALS, INC.

By:	/s/ David Zaccardelli
Name:	David Zaccardelli, PharmD
Title:	President and Chief Executive Officer

SWEDISH ORPHAN BIOVITRUM AB (PUBL)

By:	/s/ Guido Oelkers
Name:	Guido Oelkers
Title:	President and Chief Executive Officer

By:	/s/ Torbjörn Hallberg
Name:	Törbjorn Hallberg
Title:	General Counsel

DRAGONFLY ACQUISITION CORP.

By:	/s/ Henrik Stenqvist
Name:	Henrik Stenqvist
Title:	Chief Financial Officer and Vice President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

SURVIVING CORPORATION CERTIFICATE OF INCORPORATION

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

[SURVIVING CORPORATION]

FIRST:  The name of the corporation (hereinafter called the “Corporation”) is [Surviving Corporation].

SECOND:  The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801 and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.001 per share.

FIFTH:  In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

SIXTH:  To the fullest extent permitted by the law of the State of Delaware as it now exists and as it may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer. No amendment to or repeal of this Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

SEVENTH:  The Corporation shall, to the fullest extent permitted by the law of the State of Delaware as it now exists and as it may hereinafter be amended, indemnify any and all persons whom it shall have power to indemnify under such law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by such law. Such indemnification shall be mandatory and not discretionary. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of this Article SEVENTH shall not adversely affect any right to indemnification of any persons existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.

The Corporation shall, to the fullest extent permitted by the law of the State of Delaware as it now exists and as it may hereinafter be amended, advance all costs and expenses (including without limitation, attorneys’ fees and expenses) incurred by any director or officer within 15 days of the presentation of same to the Corporation, with respect to any one or more actions, suits or proceedings, whether civil, criminal, administrative or investigative, so long as the Corporation receives from the director or officer an unsecured undertaking to repay such expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under the General Corporation Law of the State of Delaware. Such obligation to advance costs and expenses shall be mandatory, and not discretionary, and shall include, without limitation, costs and expenses incurred in asserting affirmative defenses, counterclaims and cross claims. Such undertaking to repay may, if first requested in writing by the applicable director or officer, be on behalf of (rather than by) such director or officer, provided that in such case the Corporation shall have the right to approve the party making such undertaking.

Notwithstanding the foregoing, with respect to any Indemnified Person (as defined in that certain Agreement and Plan of Merger, dated as of September 30, 2019, by and among the Corporation, Dova Pharmaceuticals, Inc. (the “Company”) and Swedish Orphan Biovitrum AB (publ) (the “Merger Agreement”)), the provisions set forth in the Amended and Restated Certificate of Incorporation of the Company, effective as of July 5, 2017, related to indemnification and exculpation from liability shall remain effective and shall control with respect to any acts or omissions by such persons in their capacities as a director or officer, as applicable, of the Company at any time prior to the Effective Time (as defined in the Merger Agreement).

NINTH: Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

EXHIBIT B

SURVIVING CORPORATION BYLAWS

AMENDED AND RESTATED BY-LAWS

OF

[SURVIVING CORPORATION]

ARTICLE I

Meetings of Stockholders; Stockholders’
Consent in Lieu of Meeting

SECTION 1.01.  Annual Meeting.  The annual meeting of the stockholders for the election of directors, and for the transaction of such other business as may properly come before the meeting, shall be held at such place, date and hour as shall be fixed by the Board of Directors and designated in the notice or waiver of notice thereof; except that no annual meeting need be held if all actions, including the election of directors, required by the General Corporation Law of the State of Delaware to be taken at a stockholders’ annual meeting are taken by written consent in lieu of a meeting pursuant to Section 1.03 of these By-laws.

SECTION 1.02.  Special Meetings.  A special meeting of the stockholders for any purpose or purposes may be called by the Board of Directors, the Chairman of the Board of Directors, the President or the Secretary of the Corporation or a stockholder or stockholders holding of record at least a majority of the shares of common stock, par value $0.001 per share, of the Corporation (“Common Stock”) issued and outstanding, such meeting to be held at such place, date and hour as shall be designated in the notice or waiver of notice thereof.

SECTION 1.03.  Stockholders’ Consent in Lieu of Meeting.  Any action required by the General Corporation Law of the State of Delaware to be taken at any annual or special meeting of the stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by all the stockholders.

SECTION 1.04.  Quorum and Adjournment.  Except as otherwise provided by law, by the Certificate of Incorporation of the Corporation or by these By-laws, the presence, in person or by proxy, of the holders of a majority of the aggregate voting power of the stock issued and outstanding, entitled to vote thereat, shall be requisite and shall constitute a quorum for the transaction of business at all meetings of stockholders.  If, however, such a quorum shall not be present in person or represented by proxy at any meeting of stockholders, the stockholders present, although less than a quorum, shall have the power to adjourn the meeting.

SECTION 1.05.  Majority Vote Required.  When a quorum is present at any meeting of stockholders, the affirmative vote of the majority of the aggregate voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall constitute the act of the stockholders, unless by express provision of law, the Certificate of Incorporation of the Corporation or these By-laws a different vote is required, in which case such express provision shall govern and control.

SECTION 1.06.  Manner of Voting.  At each meeting of stockholders, each stockholder having the right to vote shall be entitled to vote in person or by proxy.  Proxies need not be filed with the Secretary of the Corporation until the meeting is called to order, but shall be filed before being voted.  Each stockholder shall be entitled to vote each share of stock having voting power registered in his or her name on the books of the

Corporation on the record date fixed, as provided in Section 6.07 of these By-laws, for the determination of stockholders entitled to vote at such meeting.  No election of directors need be by written ballot.

ARTICLE II

Board of Directors

SECTION 2.01.  General Powers.  The management of the affairs of the Corporation shall be vested in the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Certificate of Incorporation of the Corporation directed or required to be exercised or done by the stockholders.

SECTION 2.02.  Number and Term of Office.  The number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by a vote of a majority of the whole Board of Directors.  The term “whole Board of Directors” is used herein to refer to the total number of directors which the Corporation would have if there were no vacancies.  Directors need not be stockholders.  Each director shall hold office until his or her successor is elected and qualified, or until his or her earlier death or resignation or removal in the manner hereinafter provided.

SECTION 2.03.  Resignation, Removal and Vacancies.  Any director may resign at any time by giving written notice of his or her resignation to the Board of Directors, the Chairman of the Board of Directors, the President or the Secretary of the Corporation.  Such resignation shall take effect at the time specified therein or, if the time is not specified, upon receipt thereof; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Any director or the entire Board of Directors may be removed, with or without cause, at any time by the holders of a majority of the shares then entitled to vote at an election of directors or by written consent of the stockholders pursuant to Section 1.03 of these By-laws.

Vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

SECTION 2.04.  Meetings.  (a)  Annual Meeting.  As soon as practicable after each annual election of directors, the Board of Directors shall meet for the purpose of organization and the transaction of other business, unless it shall have transacted all such business by written consent pursuant to Section 2.05 of these By-laws.

(b)  Other Meetings.  Other meetings of the Board of Directors shall be held at such times and places as the Board of Directors, the Chairman of the Board of Directors or the President shall from time to time determine.

(c)  Notice of Meetings.  The Secretary of the Corporation shall give notice to each director of each meeting, including the time, place and purpose of such meeting.  Notice of each such meeting shall be mailed to each director, addressed to him or her at his or her residence or usual place of business, at least two days before the day on which such meeting is to be held, or shall be sent to him or her at such place by telegraph, cable, wireless or other form of recorded communication, or be delivered personally or by telephone not later than the day before the day on which such meeting is to be held, but notice need not be given to any director who shall attend such meeting.  A written waiver of notice, signed by the person entitled thereto, whether before or after the time of the meeting stated therein, shall be deemed equivalent to notice.

(d)  Place of Meetings.  The Board of Directors may hold its meetings at such place or places within or without the State of Delaware as the Board of Directors may from time to time determine, or as shall be designated in the respective notices or waivers of notice thereof.

(e)  Quorum and Manner of Acting.  One third of the total number of directors then in office (but not less than two) shall be present in person at any meeting of the Board of Directors in order to constitute a quorum for the transaction of business at such meeting, and the vote of a majority of those directors present at any such meeting at which a quorum is present shall be necessary for the passage of any resolution or act of the Board of Directors, except as otherwise expressly required by law or these By-laws.  In the absence of a quorum for any such meeting, a majority of the directors present thereat may adjourn such meeting from time to time until a quorum shall be present.

(f)  Organization.  At each meeting of the Board of Directors, one of the following shall act as chairman of the meeting and preside, in the following order of precedence:

(i) the Chairman of the Board of Directors;

(ii) the President (if the President shall be a member of the Board of Directors at such time); and

(iii) any director chosen by a majority of the directors present.

The Secretary of the Corporation or, in the case of his or her absence, any person (who shall be an Assistant Secretary of the Corporation, if an Assistant Secretary of the

Corporation is present) whom the Chairman of the Board of Directors shall appoint shall act as secretary of such meeting and keep the minutes thereof.

SECTION 2.05.  Directors’ Consent in Lieu of Meeting.  Action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes or the proceedings of the Board of Directors or committee.

SECTION 2.06.  Action by Means of Conference Telephone or Similar Communications Equipment.  Any one or more members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or any such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

ARTICLE III

Committees of the Board

SECTION 3.01.  Appointment of Executive Committee.  The Board of Directors may from time to time by resolution passed by a majority of the whole Board of Directors designate from its members an Executive Committee to serve at the pleasure of the Board of Directors.  The Chairman of the Executive Committee shall be designated by the Board of Directors.  The Board of Directors may designate one or more directors as alternate members of the Executive Committee, who may replace any absent or disqualified member or members at any meeting of the Executive Committee.  The Board of Directors shall have power at any time to change the membership of the Executive Committee, to fill all vacancies in it and to discharge it, either with or without cause.

SECTION 3.02.  Procedures of Executive Committee.  The Executive Committee, by a vote of a majority of its members, shall fix by whom its meetings may be called and the manner of calling and holding its meetings, shall determine the number of its members requisite to constitute a quorum for the transaction of business and shall prescribe its own rules of procedure, no change in which shall be made except by a majority vote of its members or by the Board of Directors.

SECTION 3.03.  Powers of Executive Committee.  During the intervals between the meetings of the Board of Directors, unless otherwise determined from time to time by resolution passed by the whole Board of Directors, the Executive Committee shall possess and may exercise all the powers and authority of the Board of Directors in the management and direction of the business and affairs of the Corporation to the extent permitted by the General Corporation Law of the State of Delaware, and may authorize the seal of the Corporation to be affixed to all papers which may require it, except that the Executive Committee shall not have power or authority in reference to:

(a) amending the Certificate of Incorporation of the Corporation;

(b) adopting an agreement of merger or consolidation;

(c) recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets;

(d) recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution;

(e) submitting to stockholders of the Corporation any action which pursuant to the General Corporation Law of the State of Delaware requires stockholder approval;

(f) filling vacancies in the Board of Directors or in any committee or fixing compensation of members of the Board of Directors for serving on the Board of Directors or on any committee;

(g) amending or repealing these By-laws;

(h) declaring a dividend or authorizing the issuance of stock; or

(i) amending or repealing any resolution of the Board of Directors which by its terms is not so amendable or repealable.

SECTION 3.04.  Reports of Executive Committee.  The Executive Committee shall keep regular minutes of its proceedings, and all action by the Executive Committee shall be reported promptly to the Board of Directors.  Such action shall be subject to review by the Board of Directors, provided that no rights of third parties shall be affected by such review.

SECTION 3.05.  Other Committees.  The Board of Directors, by resolution adopted by a majority of the whole Board of Directors, may designate from among its members one or more other committees, each of which shall have such authority of the Board of Directors as may be specified in the resolution of the Board of Directors designating such committee; provided, however, that any such committee so designated shall not have any powers not allowed to the Executive Committee under Section 3.03 of these By-laws.  The Board of Directors shall have power at any time to change the members of any such committee, designate alternate members of any such committee and fill vacancies therein; and any such committee shall serve at the pleasure of the Board of Directors.

ARTICLE IV

Officers

SECTION 4.01.  Executive Officers.  The executive officers of the Corporation shall be a President, a Secretary and a Treasurer and may include a Chairman of the Board of Directors, one or more Vice Presidents and one or more Assistant Secretaries or Assistant Treasurers.  Any two or more offices may be held by the same person.

SECTION 4.02.  Authority and Duties.  All officers, as between themselves and the Corporation, shall have such authority and perform such duties in the management of the Corporation as may be provided in these By-laws or, to the extent not so provided, by the Board of Directors.

SECTION 4.03.  Term of Office, Resignation and Removal.  All officers shall be elected or appointed by the Board of Directors and shall hold office for such term as may be prescribed by the Board of Directors.  The Chairman of the Board of Directors, if any, shall be elected or appointed from among the members of the Board of Directors.  Each officer shall hold office until his or her successor has been elected or appointed and qualified or his or her earlier death or resignation or removal in the manner hereinafter provided.  The Board of Directors may require any officer to give security for the faithful performance of his or her duties.

Any officer may resign at any time by giving written notice to the President or the Secretary of the Corporation, and such resignation shall take effect at the time specified therein or, if the time when it shall become effective is not specified therein, at the time it is accepted by action of the Board of Directors.  Except as aforesaid, the acceptance of such resignation shall not be necessary to make it effective.

All officers and agents elected or appointed by the Board of Directors shall be subject to removal at any time by the Board of Directors with or without cause.

SECTION 4.04.  Vacancies.  If an office becomes vacant for any reason, the Board of Directors shall fill such vacancy.  Any officer so appointed or elected by the Board of Directors shall serve only until such time as the unexpired term of his or her predecessor shall have expired unless reelected or reappointed by the Board of Directors.

SECTION 4.05.  Chairman of the Board of Directors.  If there shall be a Chairman of the Board of Directors, he or she shall preside at meetings of the Board of Directors and of the stockholders at which he or she is present, and shall give counsel and advice to the Board of Directors and the officers of the Corporation on all subjects touching the welfare of the Corporation and the conduct of its business.  He or she shall perform such other duties as the Board of Directors may from time to time determine.  Except as otherwise provided by resolution of the Board of Directors he or she shall be ex officio a member of all committees of the Board of Directors.

SECTION 4.06.  The President.  The President shall be the Chief Executive Officer of the Corporation and, unless the Chairman of the Board of Directors is present or the Board of Directors has provided otherwise by resolution, he or she shall preside at all meetings of the Board of Directors and the stockholders at which he or she is present except, in the case of a meeting of the Board of Directors, if the President is not a member of the Board of Directors at such time.  He or she shall have general and active management and control of the business and affairs of the Corporation subject to the control of the Board of Directors and the Executive Committee, if any, and shall see that all orders and resolutions of the Board of Directors and the Executive Committee, if any, are carried into effect.

SECTION 4.07.  Vice Presidents.  The Vice President of the Corporation, if any, or if there be more than one, the Vice Presidents in the order of their seniority or in any other order determined by the Board of Directors, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President, and shall generally assist the President and perform such other duties as the Board of Directors or the President shall prescribe.

SECTION 4.08.  The Secretary.  The Secretary of the Corporation shall, to the extent practicable, attend all meetings of the Board of Directors and all meetings of the stockholders and shall record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform like duties for the standing committees when required.  He or she shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the President, under whose supervision he or she shall perform such duties.  He or she shall keep in safe custody the seal of the Corporation and affix the same to any duly authorized instrument requiring it and, when so affixed, it shall be attested by his or her signature or by the signature of the Treasurer or an Assistant Secretary or Assistant Treasurer.  He or she shall keep in safe custody the certificate books and stockholder records and such other books and records as the Board of Directors may direct and shall perform all other duties as from time to time may be assigned to him or her by the Chairman of the Board of Directors, the President or the Board of Directors.

SECTION 4.09.  Assistant Secretaries.  The Assistant Secretary of the Corporation, if any, or if there be more than one, the Assistant Secretaries in order of their seniority or in any other order determined by the Board of Directors shall, in the absence or disability of the Secretary of the Corporation, perform the duties and exercise the powers of the Secretary of the Corporation and shall perform such other duties as the Board of Directors or the Secretary of the Corporation shall prescribe.

SECTION 4.10.  The Treasurer.  The Treasurer shall have the care and custody of the corporate funds and other valuable effects, including securities, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, and shall deposit all moneys and other valuable effects to the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors.  The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and directors, at the regular meetings of the Board of Directors, or whenever they may require it, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation; and, in general, perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the President or the Board of Directors.

SECTION 4.11.  Assistant Treasurers.  The Assistant Treasurer of the Corporation, if any, or if there be more than one, the Assistant Treasurers in the order of their seniority or in any other order determined by the Board of Directors, shall in the absence or disability of the Treasurer perform the duties and exercise the powers of the Treasurer and shall perform such other duties as the Board of Directors or the Treasurer shall prescribe.

ARTICLE V

Contracts, Checks, Drafts, Bank Accounts, etc.

SECTION 5.01.  Execution of Documents.  The Board of Directors shall designate the officers, employees and agents of the Corporation who shall have power to execute and deliver deeds, contracts, mortgages, bonds, debentures, checks, drafts and other orders for the payment of money and other documents for and in the name of the Corporation, and may authorize such officers, employees and agents to delegate such power (including authority to redelegate) by written instrument to other officers, employees or agents of the Corporation; and, unless so designated or expressly authorized by these By-laws, no officer or agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable pecuniarily for any purpose or to any amount.

SECTION 5.02.  Deposits.  All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation or otherwise as the Board of Directors or Treasurer or any other officer of the Corporation to whom power in this respect shall have been given by the Board of Directors shall select.

SECTION 5.03.  Proxies in Respect of Stock or Other Securities of Other Corporations.  The Board of Directors shall designate the officers of the Corporation who shall have authority from time to time to appoint an agent or agents of the Corporation to exercise in the name and on behalf of the Corporation the powers and rights which the

Corporation may have as the holder of stock or other securities in any other corporation, and to vote or consent in respect of such stock or securities; such designated officers may instruct the person or persons so appointed as to the manner of exercising such powers and rights; and such designated officers may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal, or otherwise, such written proxies, powers of attorney or other instruments as they may deem necessary or proper in order that the Corporation may exercise its said powers and rights.

ARTICLE VI

Shares and Their Transfer; Fixing Record Date

SECTION 6.01.  Certificates for Shares.  Every owner of stock of the Corporation shall be entitled to have a certificate certifying the number and class of shares owned by him or her in the Corporation, which shall otherwise be in such form as shall be prescribed by the Board of Directors.  Certificates of each class shall be issued in consecutive order and shall be numbered in the order of their issue, and shall be signed by, or in the name of the Corporation by the Chairman of the Board of Directors, the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation.

SECTION 6.02.  Record.  A record (herein called the “stock record”) in one or more counterparts shall be kept of the name of the person, firm or corporation owning the shares represented by each certificate for stock of the Corporation issued, the number of shares represented by each such certificate, the date thereof and, in the case of cancelation, the date of cancelation.  Except as otherwise expressly required by law, the person, firm or corporation in whose name shares of stock stand on the stock record of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation.

SECTION 6.03.  Registration of Stock.  Registration of transfers of shares of the Corporation shall be made only on the books of the Corporation upon request of the registered holder thereof, or of his or her attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation, and upon the surrender of the certificate or certificates for such shares properly endorsed or accompanied by a stock power duly executed.

SECTION 6.04.  Addresses of Stockholders.  Each stockholder shall designate to the Secretary of the Corporation an address at which notices of meetings and all other corporate notices may be served or mailed to him or her, and, if any stockholder shall fail to designate such address, corporate notices may be served upon him or her by mail directed to him or her at his or her post office address, if any, as the same appears on the share record books of the Corporation or at his or her last known post office address.

SECTION 6.05.  Lost, Destroyed and Mutilated Certificates.  The Board of Directors or a committee designated thereby with power so to act may, in its discretion, cause to be issued a new certificate or certificates for stock of the Corporation in place of any certificate issued by it and reported to have been lost, destroyed or mutilated, upon the surrender of the mutilated certificates or, in the case of loss or destruction of the certificate, upon satisfactory proof of such loss or destruction, and the Board of Directors or such committee may, in its discretion, require the owner of the lost or destroyed certificate or his or her legal representative to give the Corporation a bond in such sum and with such surety or sureties as it may direct to indemnify the Corporation against any claim that may be made against it on account of the alleged loss or destruction of any such certificate.

SECTION 6.06.  Regulations.  The Board of Directors may make such rules and regulations as it may deem expedient, not inconsistent with these By-laws, concerning the issue, transfer and registration of certificates for stock of the Corporation.

SECTION 6.07.  Fixing Date for Determination of Stockholders of Record.  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than 50 nor less than 10 days before the date of such meeting, nor more than 50 days prior to any other action.  A determination of stockholders entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

ARTICLE VII

Fiscal Year

The fiscal year of the Corporation shall end on the 31st day of December in each year unless changed by resolution of the Board of Directors.

ARTICLE VIII

Indemnification and Insurance

SECTION 8.01.  Indemnification.  (a)  (i) Any person made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, his or her testator or his or her intestate is or was a director, officer, employee or agent of the Corporation or any corporation which consolidates or merges with or into the Corporation and which if its separate existence had continued would have had power and authority to indemnify such person (a “Predecessor”), shall be indemnified by the Corporation and (ii) any person made, or threatened to be made, a party to such an action, suit or proceeding, by reason of the fact that he or she, his or her testator or his or her intestate is or was serving as a director, officer, employee or agent at the request of the Corporation, of any other corporation or any partnership, joint venture, trust or other enterprise (an “Affiliate”), may, at the discretion of the Board of Directors, be indemnified by the Corporation, in each case, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, or in connection with any appeal therein; provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, Predecessor or Affiliate, as the case may be, or with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; except, in the case of an action, suit or proceeding by or in the right of the Corporation in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such director, officer, employee or agent is liable for negligence or misconduct in the performance of his or her duties, unless a court of competent jurisdiction shall determine that, despite such adjudication, such person is fairly and reasonably entitled to indemnification.

(b)  Without limitation of any right conferred by paragraph (a) of this Section 8.01, (i) any person made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, his or her testator or his or her intestate is or was a director, officer, employee or agent of the Corporation or a Predecessor and is or was serving as a fiduciary of, or otherwise rendering services to, any employee benefit plan of, or relating to the Corporation or a Predecessor, shall be indemnified by the Corporation, and (ii) any person made, or threatened to be made, a party to such an action, suit or proceeding, by reason of the fact that he or she, his or her testator or his or her intestate is or was serving as a director, officer, employee or agent at the request of the Corporation or an Affiliate, and is or was serving as a fiduciary of, or otherwise rendering services to, any employee benefit plan of, or relating to such Affiliate, may, at the discretion of the Board of Directors, be indemnified by the Corporation, in each case, against expenses (including attorneys’ fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, or in connection with any appeal therein; provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, Predecessor or Affiliate, as the case may be, or with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; except in the case of an action, suit or proceeding by or in the right of the Corporation in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such director, officer, employee or agent is liable for negligence or misconduct in the performance of his or her duties, unless a court of competent jurisdiction shall determine that, despite such adjudication, such person is fairly and reasonably entitled to indemnification.

(c)  Notwithstanding the foregoing, with respect to any Indemnified Person (as defined in that certain Agreement and Plan of Merger, dated as of September 30, 2019, by and among the Corporation, Dova Pharmaceuticals, Inc. (the “Company”) and Swedish Orphan Biovitrum AB (publ) (the “Merger Agreement”)), the provisions set forth in the Amended and Restated Bylaws of the Company, effective as of July 5, 2017, related to indemnification and exculpation from liability shall remain effective and shall control with respect to any acts or omissions by such persons in their capacities as a director or officer, as applicable, of the Company at any time prior to the Effective Time (as defined in the Merger Agreement).

(d)  The foregoing rights of indemnification shall not be deemed exclusive of any other rights to which any director, officer, employee or agent may be entitled or of any power of the Corporation apart from the provisions of this Section 8.01.

SECTION 8.02.  Insurance for Indemnification.  The Corporation may purchase and maintain insurance for the indemnification of the Corporation and the directors, officers, employees and agents of the Corporation to the full extent and in the manner permitted by the applicable laws of the United States and the State of Delaware from time to time in effect.

ARTICLE IX

Waiver of Notice

Whenever any notice is required to be given by these By-laws or the Certificate of Incorporation of the Corporation or the General Corporation Law of the State of Delaware, the person entitled thereto may, in person or by attorney thereunto authorized, in writing or by telegraph, cable or other form of recorded communication, waive such notice, whether before or after the meeting or other matter in respect of which such notice is given, and in such event such notice need not be given to such person and such waiver shall be deemed equivalent to such notice.

ARTICLE X

Amendments

Any By-law (including these By-laws) may be adopted, amended or repealed by the Board of Directors in any manner not inconsistent with the General Corporation Law of the State of Delaware or the Certificate of Incorporation of the Corporation.

ANNEX I

CONDITIONS TO THE OFFER

The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger to which this Annex I is attached (the “Agreement”) unless specifically defined in this Annex I.  The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses (a) through (h) below.  Accordingly, notwithstanding any other provision of the Offer or this Agreement to the contrary, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered Shares, and, to the extent permitted by the Agreement, may (i) terminate the Offer: (A) upon termination of the Agreement; and (B) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 2.1(c) of the Agreement) or (ii) amend the Offer as otherwise permitted by the Agreement, if: (A) the Minimum Condition shall not be satisfied as of one minute following 11:59 p.m., Eastern Time, on the Expiration Date of the Offer; or (B) any of the additional conditions set forth in clauses (b) through (h) below shall not be satisfied or waived (to the extent permitted by applicable Law) in writing by Parent:

(a)                                 the number of Shares validly tendered (and not validly withdrawn) prior to the time that the Offer expires (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received”, as defined by Section 251(h)(6)(f) of the DGCL by the “depository” (as such term is defined in Section 251(h)(6)(c) of the DGCL)), together with the Shares then owned by Purchaser and its “affiliates” (as such term is defined in Section 251(h)(6)(a) of the DGCL), represent at least one Share more than 50% of the then outstanding Shares (the “Minimum Condition”);

(b)                                 (i) the representations and warranties of the Company set forth in Sections 4.3(a), 4.3(c) (the first sentence only) and 4.3(e) (Capitalization, Etc.) of the Agreement shall have been true and accurate in all respects except for any de minimis inaccuracies, in each case as of the Agreement Date and as of the Offer Acceptance Time as if made on and as of such date and time (except representations and warranties that by their terms speak specifically as of another date or time, in which case as of such date or time);

(ii)                                  the representations and warranties of the Company set forth in Sections 4.1(a) (Due Organization; Subsidiaries, Etc.), 4.2 (Certificate of Incorporation and Bylaws), 4.3 (Capitalization, Etc.) (other than Sections 4.3(a), 4.3(c) (the first sentence only), 4.3(d) and 4.3(e)), 4.20 (Authority; Binding Nature of Agreement), 4.21 (Section 203 of the DGCL), 4.22 (Merger Approval) and 4.25 (Brokers and Other Advisors) of the Agreement shall have been true and accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all material respects, in each case as of the Agreement Date and as of the Offer Acceptance Time as if made on and as of such date and time (except representations and warranties that by their terms speak specifically as of another date or time, in which case as of such date or time);

(iii)                               the representations and warranties of the Company set forth in the first sentence of Section 4.5 (Absence of Changes) shall have been true and accurate in all respects;

(iv)                              the representations and warranties of the Company set forth in the Agreement (other than those referred to in clauses (i), (ii) or (iii)) above) shall have been true and accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all respects as of the Agreement Date and as of the Offer Acceptance Time as if made on and as of such date and time (except representations and warranties that by their terms speak specifically as of another date or time, in which case as of such date or time), except where any failure of any representation or warranty to be so accurate has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c)                                  the Company shall have complied with or performed in all material respects all of the Company’s covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time;

(d)                                 since the Agreement Date, there shall not have been any Material Adverse Effect that shall be continuing as of the Offer Acceptance Time;

(e)                                  any consent, approval or clearance with respect to, or terminations or expiration of any applicable mandatory waiting period (and any extensions thereof) applicable to the Offer under the HSR Act shall have been received, expired or been terminated;

(f)                                   Parent and Purchaser shall have received a certificate executed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer confirming that the conditions set forth in clauses (b), (c) and (d) of this Annex I have been duly satisfied;

(g)                                  there shall not have been issued by any court of competent jurisdiction or other Governmental Body or remain in effect any temporary restraining order, preliminary or permanent injunction, judgment or other order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger, nor shall any action have been taken, or any Law (other than any Antitrust Law) promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Body which directly or indirectly enjoins, restrains or otherwise prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger; and

(h)                                 this Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate or modify the Offer in accordance with the Agreement and applicable Law.  The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent and Purchaser.  The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

ANNEX II

FORM OF CONTIGENT VALUE RIGHT AGREEMENT

CONTINGENT VALUE RIGHTS AGREEMENT(1)

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•], 2019 (this “Agreement”), is entered into by and between Swedish Orphan Biovitrum AB (publ), a Swedish public limited liability company (“Parent”), and [•] (the “Rights Agent”).

RECITALS

WHEREAS, Parent, Dragonfly Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Purchaser”), and Dova Pharmaceuticals, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger dated as of September 30, 2019 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Purchaser (a) has agreed to commence a tender offer (as it may be extended and amended from time to time as permitted under the Merger Agreement, the “Offer”) to acquire all of the outstanding shares of the common stock, par value $0.001 per share, of the Company (“Shares”) and (b) following the consummation of the Offer, will merge with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly owned subsidiary of Parent, in accordance with Section 251(h) of the DGCL and on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, (a) in each of the Offer and the Merger, Parent has agreed to provide to the holders of Shares (other than holders of Excluded Shares and Dissenting Shares) and (b) in the Merger, Parent has agreed to provide to holders of Company RSUs and holders of In the Money Options, in each case, that are outstanding as of immediately prior to the Effective Time (collectively, the “Covered Equity Awards”), in the case of each of clauses (a) and (b), the right to receive a contingent cash payment as hereinafter described; and

WHEREAS, pursuant to Section 3.8(b) of the Merger Agreement, holders of Out of the Money Options shall be entitled to receive a contingent payment from Parent or the Surviving Corporation, subject to the terms of the Merger Agreement, upon delivery of the Milestone Notice to the Rights Agent.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and the Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

1.                                      DEFINITIONS

1.1.                            Definitions.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.  As used in this Agreement, the following terms shall have the following meanings:

“Acting Holders” means, at the time of determination, Holders of at least 45% of the outstanding CVRs as set forth on the CVR Register.

“Assignee” has the meaning set forth in Section 7.3.

“Covered Equity Awards” has the meaning set forth in the Recitals.

(1)  Note to Draft: Subject to review by Rights Agent.

“Covered Milestone Payments” has the meaning set forth in Section 2.4(f).

“CVRs” means the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.

“CVR Register” has the meaning set forth in Section 2.3(b).

“Diligent Efforts” means, with respect to the Product, the level of effort, expertise and resources consistent with those efforts, expertise and resources normally used by Persons in the pharmaceutical business similar in size and resources to Parent and its Affiliates with respect to developing and seeking regulatory approval for a product or product candidate that is of similar market potential at a similar stage in its development or product life, taking into account issues of safety, efficacy, the availability of existing forms or dosages of the Product for other indications, its proprietary position and profitability, the competitiveness of alternative products in the marketplace or under development, the launch or sales of one or more generic or biosimilar products, the actual or likely pricing/reimbursement for the Product, the likely timing of the Product’s entry into the market, the likelihood of regulatory approval, and other relevant technical, commercial, legal, scientific and/or medical factors, based on conditions then prevailing.

“DTC” means The Depository Trust Company or any successor entity thereto.

“Event of Default” has the meaning set forth in Section 6.1.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“ICC” has the meaning set forth in Section 7.6.

“Milestone” means approval by the FDA of a New Drug Application or a New Drug Application supplement (each as more fully defined in 21 C.F.R. 314.3, et seq., or its successor regulation) for the Product for the treatment of chemotherapy-induced thrombocytopenia in patients receiving chemotherapy for solid tumors, without limitation.

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Payment” means $1.50 per CVR.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable by the Depositary Trust Company; (e) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; or (f) as provided in Section 2.6.

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“Product” means any pharmaceutical preparation for human use containing or comprising avatrombopag in any dosage form or formulation, presentation and line extension and in any mode of administration.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Rules” has the meaning set forth in Section 7.6.

“Sublicensee” shall mean an authorized or permitted licensee or sublicensee of rights to the Product.

1.2.                            Rules of Construction.  For purposes of this Agreement, the parties hereto agree that: (a) whenever the context requires, the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders; (c) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”; (d) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation;” (e) the meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders; (f) where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires; (g) a reference to any specific Law or to any provision of any Law includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto; (h) references to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented; (i) they have been represented by legal counsel during the negotiation and execution and delivery of this Agreement and therefore waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document; and (j) the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”) unless the subjects of the conjunction are mutually exclusive.  The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.  All references to “Dollars” or “$” are to United States Dollars, unless expressly stated otherwise.

2.                                      CONTINGENT VALUE RIGHTS

2.1.                            CVRs.  The CVRs represent the rights of Holders to receive a contingent cash payment pursuant to the Merger Agreement and this Agreement.  The initial Holders shall be determined pursuant to the terms of the Merger Agreement and this Agreement, and a list of the initial Holders shall be furnished to the Rights Agent by or on behalf of Parent in accordance with Section 4.1 hereof.

2.2.                            Non-transferable.  The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.  Any such sale, assignment, transfer, pledge, encumbrance or disposal that is not a Permitted Transfer shall be null and void.

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2.3.                            No Certificate; Registration; Registration of Transfer; Change of Address.

(a)                                 The CVRs shall not be evidenced by a certificate or other instrument.

(b)                                 The Rights Agent shall keep a register (the “CVR Register”) for the purpose of registering CVRs and transfers of CVRs as herein provided.  The CVR Register will initially show one position for Cede & Co. representing all of the CVRs that are issued to the holders of Shares held by DTC on behalf of the street holders of the Shares.  The Rights Agent will have no responsibility whatsoever directly to the street name holders or DTC participants with respect to transfers of CVRs.  With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of the Shares by sending a lump payment to DTC.  The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.  In the case of CVRs to be received by the holders of Covered Equity Awards pursuant to the Merger Agreement, such CVRs shall initially be registered in the name and address of the holder of such Covered Equity Awards as set forth in the records of the Company at the Effective Time and in a denomination equal to the number of shares of Company Common Stock subject to such Covered Equity Awards cancelled in connection with the Merger.

(c)                                  Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other documentation reasonably requested by the Rights Agent in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, as applicable, and setting forth in reasonable detail the circumstances relating to the transfer.  Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register and notify the Parent of the same.  No service charge shall be made for any registration of transfer of a CVR, but Parent and the Rights Agent may require payment of a sum sufficient to cover any stamp or other Tax or charge that is imposed in connection with any such registration of transfer.  The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid.  All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor.  No transfer of a CVR shall be valid unless and until registered in the CVR Register.

(d)                                 A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register.  The written request must be duly executed by the Holder.  Upon receipt of such written request, the Rights Agent is hereby authorized to, and shall promptly, record the change of address in the CVR Register.

2.4.                            Payment Procedures.

(a)                                 In the event that the Milestone is first achieved on or prior to December 31, 2022, then on or prior to the date that is twenty (20) Business Days following such achievement of the Milestone, Parent shall deliver to the Rights Agent (i) a notice (the “Milestone Notice”) indicating that the Milestone was achieved and (ii) cash, by wire transfer of immediately available funds to an account specified by the Rights Agent, equal to the aggregate amount necessary to pay the Milestone Payment to all Holders pursuant to Section 4.2, along with any letter of instruction reasonably required by the Rights Agent.

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(b)                                 The Rights Agent shall promptly, and in any event within ten (10) Business Days of receipt of a Milestone Notice and cash, by wire transfer of immediately available funds, equal to the aggregate amount necessary to pay the Milestone Payment to all Holders pursuant to Section 4.2 as well as any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of such Milestone Notice.  If a Milestone Payment is payable to the Holders, then at the time the Rights Agent sends a copy of the Milestone Notice to the Holders, the Rights Agent shall also pay the Milestone Payment to each of the Holders in accordance with the corresponding letter of instruction (i) by check mailed to the address of such Holder reflected in the CVR Register as of 5:00 p.m. New York City time on the date of the Milestone Notice or (ii) with respect to any such Holder that is due an amount in excess of $100,000 in the aggregate who has provided the Rights Agent wiring instructions in writing as of the close of business on the date of the Milestone Notice, by wire transfer of immediately available funds to the account specified on such instructions.

(c)                                  Parent shall be entitled to deduct or withhold, or cause the Rights Agent to deduct or withhold, from any payments made pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code, the U.S. Treasury Regulations thereunder, or any other applicable Tax Law, as may be reasonably determined by Parent and communicated to the Rights Agent in writing.  Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder (other than payroll withholding and reporting on the Covered Milestone Payments), Parent shall instruct the Rights Agent to use commercially reasonable efforts to solicit from such Holder an IRS Form W-9 or other applicable Tax form within a reasonable amount of time in order to provide the opportunity for the Holder to provide such Tax forms to avoid or reduce such withholding amounts.  To the extent any such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement and the Merger Agreement as having been paid to the Holder to whom such amounts would otherwise have been paid, and, to the extent required by applicable Law, Parent shall deliver (or shall cause the Rights Agent to deliver) to the Holder to whom such amounts would otherwise have been paid an Internal Revenue Service Form 1099, an Internal Revenue Service Form W-2 or other reasonably acceptable evidence of such withholding.  To the extent such amounts are so deducted or withheld from the Covered Milestone Payments (as defined below), the Rights Agent shall, as soon as reasonably practicable, deliver such amounts to Parent for the purposes of remitting such amounts to the IRS. In no event shall the Rights Agent have any duty, obligation or responsibility for wage or W-2 reporting with respect to Milestone Payments (including Covered Milestone Payments) made to the Holders.

(d)                                 If any funds delivered to the Rights Agent for payment to Holders as Milestone Payments remain undistributed to the Holders on the date that is six (6) months after the date of the applicable Milestone Notice, Parent shall be entitled to require the Rights Agent to deliver to Parent or its designee any funds which had been made available to the Rights Agent in connection with such Milestone Payment and not disbursed to the Holders (including, all interest and other income received by the Rights Agent in respect of all funds made available to it), and, thereafter, such Holders shall be entitled to look to Parent (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to the Milestone Payments that may be payable.

(e)                                  Neither Parent, the Rights Agent nor any of their Affiliates shall be liable to any Holder for any Milestone Payments delivered to a public official pursuant to any abandoned property, escheat or other similar Laws.  Any amounts remaining unclaimed by such Holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Laws, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.  In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect

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to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent.

(f)                                   Except to the extent any portion of any Milestone Payment is required to be treated as imputed interest pursuant to applicable Law, the parties hereto intend to treat (i) the CVRs received with respect to the Shares pursuant to the Merger Agreement for all U.S. federal and applicable state and local income Tax purposes as additional consideration paid at the Effective Time for the Shares pursuant to the Merger Agreement, (ii) any Milestone Payments received in respect of such CVRs as amounts realized on the disposition of the applicable CVRs and (iii) Milestone Payments paid in respect of each CVR that was received with respect to Covered Equity Awards pursuant to the Merger Agreement (the “Covered Milestone Payments”), and not the receipt of such CVR, for all U.S. federal and applicable state and local income Tax purposes, as wages in the year in which the Milestone Payment is made.  Notwithstanding the foregoing, Parent shall, and shall cause the Surviving Corporation to, report imputed interest on the CVRs and Milestone Payments pursuant to Section 483 of the Code.

2.5.                            No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a)                                 The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

(b)                                 The CVRs shall not represent any equity or ownership interest in Parent or in any constituent company to the Merger or any of their respective Subsidiaries or Affiliates.

2.6.                            Ability to Abandon CVR.  A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent or any of its Affiliates without consideration therefor.  Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion.  Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Article 5 and Article 6

3.                                      THE RIGHTS AGENT

3.1.                            Certain Duties and Responsibilities.  Prior to the occurrence of an Event of Default, and after the curing or waiving of all such Events of Default which may have occurred, the Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its gross negligence, bad faith or willful or intentional misconduct.  If an Event of Default has occurred (which has not been cured or waived), the Rights Agent shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise, as a reasonably prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

3.2.                            Certain Rights of the Rights Agent.  The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent.  In addition:

(a)                                 the Rights Agent may rely and shall be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

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(b)                                 whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of gross negligence, bad faith or willful or intentional misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c)                                  the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection and shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)                                 in the event of arbitration, the Rights Agent may engage and consult with regulatory experts, drug development experts and other experts and third parties that it, in its sole and absolute discretion, deems appropriate or necessary to enable it to discharge its duties hereunder;

(e)                                  the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(f)                                   the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(g)                                  the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(h)                                 the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(i)                                     Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the reasonable out-of-pocket costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct;

(j)                                    The Rights Agent shall not be liable for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder in the absence of gross negligence, bad faith or willful or intentional misconduct on its part;

(k)                                 Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof (which shall not exceed $20,000 per year), and (ii) to reimburse the Rights Agent for all Taxes and governmental charges, reasonable out-of-pocket expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)).  The Rights Agent shall also be entitled to reimbursement from Parent for all reasonable and necessary out-of-

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pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder; and

(l)                                     No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

3.3.                            Resignation and Removal; Appointment of Successor.

(a)                                 The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation shall take effect, which notice shall be sent at least sixty (60) days prior to the date so specified but in no event shall such resignation become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.4.  Parent has the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect but no such removal shall become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.4.  Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least sixty (60) days prior to the date so specified.

(b)                                 If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent shall, as soon as is reasonably practicable, appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank.  Notwithstanding the foregoing, if Parent shall fail to make such appointment within a period of sixty (60) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent.  The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)                                  Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register.  Each notice shall include the name and address of the successor Rights Agent.  If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.  Failure to give any notice provided for in this Section 3.3, however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

3.4.                            Acceptance of Appointment by Successor.  Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent.  On request of Parent or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers, trusts and duties of the retiring Rights Agent.

4.                                      COVENANTS

4.1.                            List of Holders.  Parent shall furnish or cause to be furnished to the Rights Agent, in a form reasonably satisfactory to the Rights Agent, and received from Parent’s Depository Agent in the

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Offer, Parent’s Paying Agent in the Merger, and in the case of Holders who held Covered Equity Awards, the Company, the names and addresses of the Holders promptly upon the Offer Acceptance Time or the Effective Time, as applicable.

4.2.                            Payment of Milestone Payments.  If the Milestone has been achieved in accordance with this Agreement, Parent shall, promptly (but in any event no later than five (5) Business Days) following the delivery of the Milestone Notice, deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4, the aggregate amount necessary to pay the Milestone Payment to all Holders.

4.3.                            Books and Records.  Parent shall, and shall cause its subsidiaries to, keep true, complete and accurate records in sufficient detail to enable the Holders and their consultants or professional advisors to determine the amounts payable hereunder.

4.4.                            Further Assurances.  Parent agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

4.5.                            Diligent Efforts.   Commencing upon the Closing, Parent shall, and shall cause its Affiliates and direct any Sublicensees to, use Diligent Efforts to achieve the Milestone.  Without limiting the foregoing, neither Parent nor any of its Affiliates shall act in bad faith for the purpose of avoiding achievement of the Milestone or the payment of the Milestone Payment.

5.                                      AMENDMENTS

5.1.                            Amendments without Consent of Holders.

(a)                                 Without the consent of any Holders or the Rights Agent, Parent at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)                                     to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii)                                  to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent shall consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii)                               to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein or in the Merger Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv)                              as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws;

(v)                                 to evidence the assignment of this Agreement by Parent as provided in Section 7.3; or

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(vi)                              any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b)                                 Without the consent of any Holders, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments thereto to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 7.4 or to transfer CVRs to Parent pursuant to Section 2.6.

(c)                                  Promptly after the execution by Parent and/or the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

5.2.                            Amendments with Consent of Holders.

(a)                                 Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of any Holder or the Rights Agent), with the consent of the Holders of not less than a majority of the outstanding CVRs as set forth in the CVR Register, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b)                                 Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

5.3.                            Execution of Amendments.  Prior to executing any amendment permitted by this Section 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement.  The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, powers, trusts or duties under this Agreement or otherwise.

5.4.                            Effect of Amendments.  Upon the execution of any amendment under this Section 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

6.                                      REMEDIES OF THE HOLDERS

6.1.                            Event of Default. “Event of Default” with respect to the CVRs, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Body):

(a)                                 default in the payment by Parent pursuant to the terms of this Agreement of all or any part of the Milestone Payment after a period of ten (10) Business Days after the Milestone Payment shall become due and payable; or

(b)                                 material default in the performance, or breach in any material respect, of any covenant or warranty of Parent hereunder (other than a default in whose performance or whose breach is

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elsewhere in this Section 6.1 specifically dealt with), and continuance of such default or breach for a period of ninety (90) days after a written notice specifying such default or breach and requiring it to be remedied is given, which written notice states that it is a “Notice of Default” hereunder and is sent by registered or certified mail to Parent by the Rights Agent or to Parent and the Rights Agent by the Acting Holders.

If an Event of Default described above occurs and is continuing (and has not been cured or waived), then, and in each and every such case, (i) the Rights Agent by notice in writing to Parent or (ii) the Rights Agent upon the written request of the Acting Holders by notice in writing to Parent (and to the Rights Agent if given by the Acting Holders), shall commence an arbitration proceeding to protect the rights of the Holders, including to obtain payment for any amounts then due and payable.

The foregoing provisions of this Section 6.1, however, are subject to the condition that if, at any time after the Rights Agent shall have commenced such arbitration proceeding, and before any award shall have been obtained, Parent shall pay or shall deposit with the Rights Agent a sum sufficient to pay all amounts which shall have become due and such amount as shall be sufficient to cover reasonable compensation to the Rights Agent, its agents, attorneys and counsel, and all Events of Default under this Agreement shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Acting Holders, by written notice to Parent and to the Rights Agent, may waive all defaults that are the subject of such arbitration proceeding, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default.

6.2.                            Arbitration Proceedings for Enforcement. If an Event of Default has occurred, has not been waived and is continuing, the Rights Agent may in its discretion proceed to protect and enforce the rights vested in it by this Agreement by commencing arbitration proceedings pursuant to Section 7.6.

6.3.                            Limitations on Suits by Holders. Subject to the last sentence of this Section 6.3, no Holder of any CVR shall have any right under this Agreement to commence arbitration proceedings under or with respect to this Agreement, or for the appointment of a Rights Agent, receiver, liquidator, custodian or other similar official, for any other remedy hereunder, unless (i) such Holder previously shall have given to the Rights Agent written notice of default, (ii) the Acting Holders shall have made written request upon the Rights Agent to commence such arbitration proceeding in its own name as Rights Agent hereunder and shall have offered to the Rights Agent such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and (iii) the Rights Agent for fifteen (15) days after its receipt of such notice, request and offer of indemnity shall have failed to commence any such arbitration proceeding and no direction inconsistent with such written request shall have been given to the Rights Agent pursuant to Section 6.4.  Notwithstanding any other provision in this Agreement, the right of any Holder of any CVR to receive payment of the amounts that a Milestone Notice indicates are payable in respect of such CVR on or after the applicable due date, or to commence arbitration proceedings for the enforcement of any such payment on or after such due date, shall not be impaired or affected without the consent of such Holder.

6.4.                            Control by Acting Holders.  Subject to the last sentence of this Section 6.4, the Acting Holders shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Rights Agent, or exercising any power conferred on the Rights Agent by this Agreement; provided that such direction shall not be otherwise than in accordance with Law and the provisions of this Agreement; provided, further that (subject to the provisions of Section 3.1) the Rights Agent shall have the right to decline to follow any such direction if the Rights Agent, being advised by counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the Rights Agent (acting in good faith through its board of directors, the executive committee, or a committee of directors of the Rights Agent) shall determine that the action or proceedings so directed would involve the

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Rights Agent in personal liability or if the Rights Agent in good faith shall so determine that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interests of Holders not joining in the giving of said direction.  Nothing in this Agreement shall impair the right of the Rights Agent in its discretion to take any action deemed proper by the Rights Agent and which is not inconsistent with such direction or directions by the Acting Holders.

7.                                      OTHER PROVISIONS OF GENERAL APPLICATION

7.1.                            Notices to the Rights Agent and Parent.  Any notice or other communication required or permitted to be delivered to Parent or the Rights Agent under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) Business Days after being sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the Business Day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address, as applicable, set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other party):

If to the Rights Agent, to it at:

[•]

With a copy to:

[•]

If to Parent, to it at:

Swedish Orphan Biovitrum AB (publ)
Tomtebodavägen 23A
SE-112 76
Stockholm, Sweden
Attention:                 Torbjörn Hallberg
E-mail:                                Torbjorn.Hallberg@sobi.com

with a copy to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
Attention:                 Damien R. Zoubek
Facsimile:                 (212) 474-3700
Email:                                    dzoubek@cravath.com

The Rights Agent or Parent may specify a different address, facsimile number or email address by giving notice in accordance with this Section 7.1.

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7.2.                            Notice to Holders.  Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice.  In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

7.3.                            Parent Successors and Assigns.  Parent may assign, in its sole discretion and without the consent of any other Person, any or all of its rights, interests and obligations hereunder (i) to one or more direct or indirect wholly-owned subsidiaries of Parent or (ii) to any purchaser, licensee or sublicensee of substantial rights to the Product that is a company in the pharmaceutical industry (each, an “Assignee”); provided that the Assignee agrees to assume and be bound by all of the terms and conditions of this Agreement.  Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees which agree to assume and be bound by all of the terms and conditions of this Agreement; provided, however, that in connection with any assignment to an Assignee pursuant to clause (i) of the first sentence of this Section 7.3 and, only if the Assignee does not have net assets of at least $500,000,000 as shown on its most recently prepared financial statements, clause (ii) of the first sentence of this Section 7.3, Parent (or the other assignor) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all covenants, agreements and obligations of Parent hereunder, with such Assignee substituted for Parent under this Agreement.  This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors and each Assignee.  Subject to compliance with the requirements set forth in this Section 7.3 relating to assignments, this Agreement shall not restrict Parent’s, any Assignee’s or any of their respective successors’ ability to merge or consolidate with, or sell, issue, license or dispose of its stock or other equity interests or assets to, any other Person, or spin-off or split-off.  Each of Parent’s successors and each Assignee shall, by a supplemental contingent consideration payment agreement or other acknowledgement executed and delivered to the Rights Agent, expressly assume payment of amounts on all of the CVRs and the performance of every obligation, agreement and covenant of this Agreement on the part of Parent to be performed or observed.  The Rights Agent may not assign this Agreement without Parent’s written consent.  Any attempted assignment of this Agreement or any such rights in violation of this Section 7.3 shall be void and of no effect.

7.4.                            No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, shall give to any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, each of whom is intended to be, and is, a third party beneficiary hereunder; provided that the Holders shall be considered third party beneficiaries solely to the extent set forth in Section 6) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, Parent, Parent’s successors and Assignees, and the Holders (solely to the extent set forth in Section 6).  The Holders of CVRs shall have no rights except the contractual rights as are expressly set forth in this Agreement.  Notwithstanding anything to the contrary contained herein, any Holder may at any time agree to renounce, in whole or in part, whether or not for consideration, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable, and Parent may, in its sole discretion, at any time offer consideration to Holders in exchange for their agreement to irrevocably renounce their rights, in whole or in part, hereunder.

7.5.                            Governing Law.  This Agreement, the CVRs and all actions arising under or in connection herewith and therewith (whether sounding in contract, tort or otherwise) shall be governed by and construed

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in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

7.6.                            Arbitration.  Any dispute, controversy or claim (including any claim for breach hereof) based upon, relating to or arising out of this Agreement or any transaction contemplated hereby (other than a dispute, controversy or claim asserted against or by the Rights Agent to the extent pertaining to the Rights Agent’s rights, immunities, liabilities, duties, responsibilities or obligations hereunder) shall be resolved by binding arbitration conducted in accordance with the Rules of Arbitration (“Rules”) of the International Chamber of Commerce (the “ICC”).  The arbitration shall be conducted by a panel of three arbitrators, each of whom shall be independent and a lawyer or retired judge with at least fifteen years’ experience in the pharmaceutical industry and with mergers and acquisitions.  No later than fifteen days after an arbitration proceeding is commenced under this Section 7.6, Parent shall nominate one arbitrator and the Holder (or, if more than one Holder is a party to the arbitration proceeding, all such Holders collectively) shall nominate one arbitrator, and the two so nominated arbitrators shall select the third arbitrator.  If the two arbitrators cannot or fail to agree upon the third arbitrator within fifteen days of their confirmation by the ICC, the third arbitrator shall be appointed by the ICC in accordance with the Rules.  The arbitration shall be administered by the ICC acting through its International Court of Arbitration. The arbitration shall be conducted in the English language and the seat, or place, of the arbitration shall be the city of New York, New York.  Hearings shall be conducted in New York, New York, or at such other location as mutually agreed by Parent and the Holder or Holders that are party to the arbitration proceeding.  The arbitration award shall be final, conclusive, binding and non-appealable and shall not be subject to further review by any court.  The arbitrator shall have no power to amend or supplement the terms of this Agreement or the Merger Agreement or act ex aequo et bono.  Judgment upon the award may be entered in any court having jurisdiction thereof.  Each party shall bear his, her or its own costs of any such arbitration or investigation in respect of any dispute.  Any award payable in favor of the Holders or the Rights Agent as a result of arbitration shall be distributed to the Holders on a pro rata basis, based on the number of CVRs held by each Holder.

7.7.                            Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

7.8.                            Termination.  This Agreement shall be terminated and of no force or effect, the parties hereto shall have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent), and no payments shall be required to be made, upon the earlier to occur of (a) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register (or payment by wire transfer, as applicable) the full amount of the potential Milestone Payment required to be paid under the terms of this Agreement, (b) December 31, 2022, if the Milestone has not been achieved on or prior to such date, and (c) the termination of the Merger Agreement in accordance with its terms.  Notwithstanding the foregoing, no such termination shall affect any rights or obligations accrued prior to the effective date of such termination or Sections 7.4, 7.5, 7.6, 7.7, 7.9 or this Section 7.8, which shall survive the termination of this Agreement, or the resignation, replacement or removal of the Rights Agent.

7.9.                            Entire Agreement; Counterparts.  This Agreement, the Merger Agreement and the Support Agreement constitute the entire agreement and supersede all contemporaneous and prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject

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matter hereof and thereof.  If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

Swedish Orphan Biovitrum AB (publ)

By:
Name:
Title:

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]